Exhibit 10.1

EQUITY PURCHASE AGREEMENT

by and among

EXEC CONNECT INTERMEDIATE LLC,

FISCALNOTE BOARDS LLC

and

FISCALNOTE, INC.

March 11, 2024

i

4.6	R&W Policy	35
4.7	Sufficient Funds and Solvency	35
4.8	Investigation	36

ARTICLE V POST-CLOSING COVENANTS		36

5.1	Further Assurances	36
5.2	Litigation Support	36
5.3	Transition	36
5.4	Confidentiality	37
5.5	Publicity	37
5.6	Insurance Coverage	37
5.7	Related Party Obligations; Termination of Certain Agreement	38
5.8	Seller Party Undertakings	38
5.9	Remittance of Excess Aged Accounts Receivable	38
5.10	Attorney-Client Privilege; Retention of Counsel	38
5.11	R&W Policy	38
5.12	Change of Company Name	38
5.13	Waiver of Certain Covenants	39
5.14	Payment of Certain Bonuses	39
5.15	No Other Representation or Warranties	39

ARTICLE VI INDEMNIFICATION		39

6.1	Indemnification by the Seller	39
6.2	Indemnification by the Buyer	40
6.3	Survival and Time Limitations	40
6.4	Limitations on Indemnification	40
6.5	Manner of Payment	41
6.6	Other Indemnification Matters	42
6.7	Exclusive Remedy	44

ARTICLE VII TAX MATTERS		44

7.1	Straddle Period	44
7.2	Cooperation on Tax Matters	45
7.3	Tax Contests	45
7.4	Certain Taxes	45
7.5	Tax-Sharing Agreements	45

ARTICLE VIII MISCELLANEOUS		45

8.1	No Third-Party Beneficiaries	45
8.2	Entire Agreement	45
8.3	Successors and Assigns	46
8.4	Counterparts	46
8.5	Notices	46
8.6	Jurisdiction; Service of Process	47
8.7	Governing Law	47
8.8	Amendments and Waivers	48
8.9	Severability	48
8.10	Expenses	48
8.11	Construction	48
8.12	Specific Performance	49
8.13	Release	49
8.14	No Recourse	49
8.15	Time is of the Essence	49

ii

Annexes

Annex A	Definitions
Annex B	Purchase Price Allocation Methodology
Annex C	Working Capital Sample Calculation
Annex D	R&W Insurance Policy

iii

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”) is entered into as of March 11, 2024 (the “Closing Date”), by and among Exec Connect Intermediate LLC, a Delaware limited liability company (the “Buyer”), FiscalNote Boards LLC, a Texas limited liability company (the “Company”), and FiscalNote, Inc., a Delaware corporation (the “Seller”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms on Annex A attached hereto, which is incorporated herein by reference.

STATEMENT OF PURPOSE

A. Immediately prior to the Closing, the Seller owns all of the Equity of the Company (the “Company Interests”).

B. At the Closing, the Buyer is purchasing from the Seller, and the Seller is selling to the Buyer, all of the Company Interests, for the consideration and pursuant to the terms and conditions set forth in this Agreement.

ARTICLE I

SALE AND PURCHASE OF EQUITY

1.1 Sale and Purchase of Company Interests. For the consideration specified in Section 1.2, the Buyer hereby purchases from the Seller, and the Seller hereby sells and delivers to the Buyer, the Company Interests at the Closing, in each case, free and clear of any Encumbrance.

1.2 Purchase Price.

(a) The purchase price for the Company Interests (the “Purchase Price”) is an amount equal to the sum of (i) $95,000,000 (the “Base Amount”), as adjusted pursuant to Section 1.2(c) and Section 1.5 (the “Closing Purchase Price”), plus (ii) the Earnout Payment (if any), as calculated and paid pursuant to Section 1.6.

(b) Prior to the Closing Date, the Seller prepared and delivered to the Buyer a good faith written estimate of Working Capital (the “Estimated Working Capital”), Indebtedness (the “Estimated Indebtedness”), Cash (the “Estimated Cash”) and Transaction Expenses (the “Estimated Transaction Expenses”), in each case, determined in accordance with the Accounting Methodology, together with supporting workpapers and any other related documentation reasonably requested by the Buyer.

(c) The estimated Closing Purchase Price (the “Estimated Closing Purchase Price”) is an amount equal to the Base Amount, adjusted as follows:

(i) plus, if the Estimated Working Capital exceeds the Working Capital Target, the amount of such excess;

(ii) minus, if the Estimated Working Capital is less than the Working Capital Target, the amount of such deficit;

(iii) minus, the amount of the Estimated Indebtedness;

(iv) plus, the amount of Estimated Cash (which can be negative); and

(v) minus, the amount of the Estimated Transaction Expenses.

(d) Subject to the terms and conditions of this Agreement, at the Closing, the Buyer will pay or cause to be paid, in each case, by wire transfer of immediately available funds to the bank account(s) designated in writing by each Person, the following:

(i) an amount equal to the Escrow Amount to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement;

(ii) an amount equal to the Funded Indebtedness (if any) in full, on behalf of the Company, to the holders of such Funded Indebtedness, as evidenced by and in accordance with, where applicable, payoff letters executed by such holders and delivered to the Buyer on or prior to the Closing Date, which provide for, among other things, the release, discharge, removal and termination of all Encumbrances by such holders on the properties and assets of the Company upon payment of the amounts set forth therein;

(iii) an amount equal to the Estimated Transaction Expenses (if any) in full, on behalf of the Company, to the Persons to which such amounts are to be paid; and

(iv) an amount equal to the Estimated Closing Purchase Price, less the Escrow Amount, to the Seller.

(e) Following the Closing, the Buyer will pay or cause to be paid the following amounts:

(i) on the first payroll date of the Company (or the Buyer, as applicable) following the first anniversary of the Closing Date, to each individual listed on Schedule 1.2(e)(i) who remains continuously employed by the Company or an Affiliate of the Company through the first anniversary of the Closing Date, the amount set forth opposite such individual’s name on Schedule 1.2(e)(i), less the amount required to be withheld under applicable Tax Laws with respect to such payment;

(ii) if, and only if, an Earnout Payment is payable hereunder, on the first payroll date of the Company (or the Buyer, as applicable) following the date on which such Earnout Payment is paid (or following the first anniversary of the Closing Date, if later), to each individual listed on Schedule 1.2(e)(ii) who remains continuously employed by the Company or an Affiliate of the Company through the first anniversary of the Closing Date, the amount set forth opposite such individual’s name on Schedule 1.2(e)(ii), less the amount required to be withheld under applicable Tax Laws with respect to such payment.

Following the Closing, the Company shall communicate to each of the individuals listed on Schedule 1.2(e)(i) or Schedule 1.2(e)(ii) the terms of the foregoing bonus opportunities, either in an offer letter or award letter or otherwise. If any of the individuals listed on Schedule 1.2(e)(i) or Schedule 1.2(e)(ii) are not eligible to receive a payment pursuant to the foregoing subsections of this Section 1.2(e) because such individual shall not have been continuously employed by the Company or an Affiliate of the Company through the first anniversary of the Closing Date, the Buyer shall allocate the amount that would have been payable to such individual to one or more other employees of the Company, in its sole discretion.

1.3 Closing and Certain Deliverables.

(a) The closing of the Transactions to be consummated on the Closing Date (the “Closing”) will take place remotely by electronic transmission simultaneously with the execution and delivery of this Agreement and the other Transaction Documents by the Parties.

(b) On the Closing Date, the Seller shall deliver to the Buyer (among other deliverables):

(i) a duly executed IRS Form W-9 for the Seller;

(ii) appropriate instrument of transfer duly executed by the Seller evidencing the transfer of the Company Interests to the Buyer;

(iii) a counterpart to the Restrictive Covenant Agreement, duly executed by the Seller and the Parent;

(iv) a counterpart to the Transition Services Agreement, duly executed by the Seller and the Company;

(v) a counterpart to the Escrow Agreement, duly executed by the Seller; and

(vi) a counterpart to the Employee Lease Agreement, duly executed by the Seller and the Company.

(c) On the Closing Date, the Buyer shall deliver to the Seller:

(i) a true and correct copy of the R&W Policy, which is in full force and effect as of the Closing Date;

(ii) a good standing certificate for the Buyer from the Secretary of State of the State of Delaware as of a date not earlier than ten Business Days prior to the Closing; and

(iii) a counterpart to the Escrow Agreement, duly executed by the Buyer.

1.4 Closing Statement.

(a) Within 90 days after the Closing Date, the Buyer will prepare and deliver to the Seller a statement (the “Closing Statement”) setting forth the Buyer’s calculation of the Closing Purchase Price and the calculation of Working Capital, Indebtedness, Cash and Transaction Expenses, in each case, determined in accordance with the Accounting Methodology (collectively, the “Purchase Price Components”).

(b) The Seller and its Representatives will be entitled to examine the workpapers related to the preparation of the Closing Statement. The Buyer will, and will cause the Company to, give the Seller and its Representatives reasonable access, during normal business hours and upon reasonable advance notice and in a manner that does not interfere with the normal business operations of the Buyer and the Company, to the relevant books, records and personnel of the Company to the extent necessary to review the Closing Statement. For the avoidance of doubt, any books and records or other materials to which the Seller and its Representatives are given access pursuant to this Section 1.4(b) shall be afforded the same level of confidentiality by the Seller and its Representatives as Confidential Information pursuant to Section 5.4.

(c) If the Seller disagrees with the calculation of the Closing Purchase Price in the Closing Statement, the Seller must deliver to the Buyer, within 45 days after the date the Buyer delivered the Closing Statement (the “Dispute Period”), a written notice describing in reasonable detail each disagreement (a “Dispute”), including each amount in dispute and the basis for the Seller’s disagreement therewith (a “Dispute Notice”), which notice shall also contain the Seller’s proposed alternative calculation of the Closing Purchase Price; provided, however, that, in the event the Buyer or the Company does not provide any books or records or access to personnel necessary to review the Closing Statement and reasonably requested by the Seller or any of its Representatives within five Business Days after request therefor (or such shorter period as may remain in the Dispute Period), the Dispute Period shall be extended by five Business Days (or such shorter period as may remain in the Dispute Period) plus one Business Day for each additional day required for the Buyer or the Company to fully respond to such request. Any amount contained in the Closing Statement that the Seller does not dispute in the Dispute Notice will be deemed accepted by the Seller and will be conclusive and binding on the Parties. If the Seller does not deliver a Dispute Notice within the Dispute Period, the calculation of the Closing Purchase Price in the Closing Statement shall be deemed to have been accepted and agreed to by the Seller and shall be final and binding upon the Parties.

(d) If the Seller delivers a Dispute Notice within the Dispute Period, the Seller and the Buyer will negotiate in good faith to resolve any Disputes. If, after a period of 30 days following the date on which the Dispute Notice is delivered to the Buyer, the Buyer and the Seller have not resolved each Dispute, then either the Buyer or the Seller will be entitled to submit such unresolved Disputes to FORVIS, LLP (or, if such firm declines to perform the services hereunder, such other independent accounting firm of recognized national standing as the Buyer and the Seller mutually agree) (the “Resolution Accountant”) to make the final determination with respect to any unresolved Disputes so long as such submitting party provides written notice of such submission to the nonsubmitting party. Upon either the Buyer or the Seller making a submission to the Resolution Accountant, the Buyer and the Seller will each enter into the Resolution Accountant’s standard engagement letter, which will establish the scope of engagement in accordance with this Section 1.4(d). Within five Business Days after engaging the Resolution Accountant, the Buyer and the Seller will each deliver to the Resolution Accountant a written settlement offer setting forth its calculations of the Purchase Price Components and the Closing Purchase Price (each, a “Settlement Offer”), together with supporting workpapers. In connection therewith, the Buyer will, and will cause the Company to, grant to the Resolution Accountant reasonable access, during regular business hours and upon reasonable advance notice and in a manner that does not interfere with the normal business operations of the Buyer and the Company, to the relevant books and records of the Company. The scope of review and comment by the Resolution Accountant will be limited to the Disputes set forth in the Dispute Notice that remain unresolved. The Buyer and the Seller will cooperate with the Resolution Accountant in all commercially reasonable respects, but no Party will have ex parte meetings, teleconferences or other correspondence with the Resolution Accountant as it is intended that both the Buyer and the Seller be included in all discussions and correspondence with the Resolution Accountant. The Resolution Accountant will endeavor to resolve the unresolved Disputes and deliver to the Buyer and the Seller a written report of the resolved disputed items and amounts within 30 days after the date on which the Resolution Accountant is engaged or as soon thereafter as possible, and the calculation of the Closing Purchase Price by the Resolution Accountant will be final and binding upon the Parties, except in the case of fraud or manifest clerical error. Judgment may be entered upon such final determination of the Resolution Accountant in any court of competent jurisdiction. The cost of the services of the Resolution Accountant will be allocated by the Resolution Accountant between the Buyer and the Seller in the same proportion that the aggregate amount of the resolved disputed items and amounts so submitted to the Resolution Accountant that are unsuccessfully disputed by each such Party (as finally determined by the Resolution Accountant) bears to the total amount of such resolved disputed items and amounts so submitted.

1.5 Post-Closing Purchase Price Adjustment.

(a) The Closing Purchase Price will be an amount equal to the Base Amount, adjusted as follows after final determination of the Purchase Price Components under Section 1.4:

(i) plus, if the Working Capital exceeds the Working Capital Target, the amount of such excess;

(ii) minus, if the Working Capital is less than the Working Capital Target, the amount of such deficit;

(iii) minus, the amount of the Indebtedness;

(iv) plus, the amount of Cash (which can be negative);

(v) minus, the amount of the Transaction Expenses; and

(vi) minus, that portion, if any, of the cost of the Resolution Accountant that is required to be borne by the Seller pursuant to Section 1.4(d).

(b) Within five Business Days after the final determination of the Closing Purchase Price in accordance with Section 1.4: (i) if the Closing Purchase Price exceeds the Estimated Closing Purchase Price, (A) the Buyer will pay (or cause to be paid) to the Seller, by wire transfer of immediately available funds to the bank account designated in writing by the Seller pursuant to Section 1.2(d), the amount of such excess and (B) the Buyer and the Seller will jointly instruct the Escrow Agent in accordance with the terms of the Escrow Agreement to release the Adjustment Escrow Funds to the Seller; or (ii) if the Closing Purchase Price is less than the Estimated Closing Purchase Price, (A) the Buyer and the Seller will jointly instruct the Escrow Agent in accordance with the terms of the Escrow Agreement to pay to the Buyer out of the Adjustment Escrow Funds, by wire transfer of immediately available funds to the bank account designated in writing by the Buyer, the amount of such deficit (with the remainder of the Adjustment Escrow Funds, if any, to be released to the Seller), and (B) to the extent the amount of such deficit exceeds the Adjustment Escrow Amount, the Seller will pay (or cause to be paid) to the Buyer, by wire transfer of immediately available funds to the bank account designated in writing by the Buyer, the amount of such excess; provided, that if the Seller fails to timely pay to the Buyer within the five day period referenced above any amount owed under this Section 1.5(b)(ii)(B), then (1) the Buyer may, at its election and in its sole discretion, instruct the Escrow Agent in accordance with the terms of the Escrow Agreement to pay to the Buyer the amount of such excess out of the Indemnity Escrow Funds and (2) immediately following such distribution from the Indemnity Escrow Funds, the Seller shall replenish the Indemnity Escrow Funds with such amount. Any payment made pursuant to this Section 1.5(b) shall be deemed for Tax purposes to be an adjustment to the Purchase Price, unless otherwise required by Law.

1.6 Earnout Payment.

(a) Subject to the terms and conditions of this Agreement, at such time as provided in Section 1.6(c), the Buyer will pay (or cause to be paid) to Seller, by wire transfer of immediately available funds to the bank account designed in writing by the Seller, as follows (such resulting amount, the “Earnout Payment”):

(i) If the Revenue for the Earnout Period is less than $16,500,000, the Earnout Payment shall be $0.

(ii) If the Revenue for the Earnout Period is equal to or greater than $16,500,000 but less than $17,500,000, the Earnout Payment shall be $5,000,000, minus the amounts payable pursuant to Section 1.2(e)(ii), together with the employer portion of any payroll, social security, unemployment or similar Taxes related thereto.

(iii) If the Revenue for the Earnout Period is equal to or greater than $17,500,000, the Earnout Payment shall be $8,000,000, minus the amounts payable pursuant to Section 1.2(e)(ii), together with the employer portion of any payroll, social security, unemployment or similar Taxes related thereto.

Within 15 days following the Buyer’s receipt of the audited financial statements of the Buyer and its Affiliates for the Earnout Period prepared by the Buyer and its Affiliates’ independent public accountant, and in any event by June 15, 2025, the Buyer will prepare and deliver to the Seller a statement (the “Earnout Statement”) setting forth the Buyer’s calculation of the Revenue for the Earnout Period and, based on such calculation, the Earnout Payment (if any). In addition, (x) within 45 Business Days after each of the first three calendar quarters of the Earnout Period, the Buyer shall provide to the Seller a written statement reflecting the Revenues in the prior quarter and (y) by January 30, 2025, the Buyer shall provide to the Seller a preliminary, non-binding estimate of Revenues for the Earnout Period.

(b) The Seller and its Representatives will be entitled to examine the workpapers related to the preparation of the Earnout Statement. The Buyer will, and will cause the Company to, give the Seller and its Representatives reasonable access, during normal business hours and upon reasonable advance notice and in a manner that does not interfere with the normal business operations of the Buyer and the Company, to the relevant books, records and personnel of the Company to the extent necessary to review the Earnout Statement. For the avoidance of doubt, any books and records or other materials to which the Seller and its Representatives are given access pursuant to this Section 1.6(b) shall be afforded the same level of confidentiality by the Seller and its Representatives as Confidential Information pursuant to Section 5.4. If the Seller disagrees with the calculation of the Revenue for the Earnout Period or the Earnout Payment in the Earnout Statement, the Seller must deliver to the Buyer, within 45 days after the date the Buyer delivered the Earnout Statement (the “Earnout Dispute Period”), a written notice describing in reasonable detail each disagreement (an “Earnout Dispute”), including each amount in dispute and the basis for the Seller’s disagreement therewith (an “Earnout Dispute Notice”), which notice shall also contain the Seller’s proposed alternative calculation of the Revenue for the Earnout Period and the Earnout Payment; provided, however, that, in the event the Buyer or the Company does not provide any books or records or access to personnel necessary to review the Earnout Statement and reasonably requested by the Seller or any of its Representatives within five Business Days after request therefor (or such shorter period as may remain in the Earnout Dispute Period), the Earnout Dispute Period shall be extended by five Business Days (or such shorter period as may remain in the Earnout Dispute Period) plus one Business Day for each additional day required for the Buyer or the Company to fully respond to such request. Any amount contained in the Earnout Statement that the Seller does not dispute in the Earnout Dispute Notice will be deemed accepted by the Seller and will be conclusive and binding on the Parties. If the Seller does not deliver an Earnout Dispute Notice within the Earnout Dispute Period, the calculation of the Earnout Payment (if any) in the Earnout Statement shall be deemed to have been accepted and agreed to by the Seller and shall be final and binding upon the Parties. If the Seller delivers an Earnout Dispute Notice within the Earnout Dispute Period, the Seller and the Buyer will negotiate in good faith to resolve any Earnout Disputes. If, after a period of 45 days following the date on which the Earnout Dispute Notice is delivered to the Buyer, the Buyer and the Seller have not resolved each Earnout Dispute, then either the Buyer or the Seller will be entitled to submit such unresolved Earnout Disputes to the Resolution Accountant to make the final determination with respect to any unresolved Earnout Disputes in the manner provided in Section 1.4(d), mutatis mutandis (provided, that the Buyer and the Seller shall instruct the Resolution Accountant to resolve the Earnout Disputes utilizing the relevant terms and provisions contemplated in this Section 1.6).

(c) Within five Business Days after the final determination of the Earnout Payment (if any) in accordance with this Section 1.6 and, in any event, no later than June 30, 2025, the Buyer will pay (or cause to be paid) to the Seller, by wire transfer of immediately available funds to the bank account designated in writing by the Seller, the Earnout Payment that is due pursuant to this Section 1.6; provided, that, the Buyer and the Seller each covenants and agrees that all amounts (including all principal, interest and other payments) payable by the Buyer pursuant to this Section 1.6 are and shall be subordinate and junior in right of payment to the prior payment in full in cash of all Senior Debt (as defined below), to the extent and in the manner set forth in this Section 1.6(c). Notwithstanding anything to the contrary contained in this Section 1.6, the Seller hereby agrees that the Buyer shall not be required to make, and the Seller shall not be permitted to receive or retain, all or any portion of the Earnout Payment otherwise due and payable under this Agreement to the extent any such payment is not permitted under Section 6.08(C) of the Credit Agreement (as such Section 6.08(C) is in effect on the date hereof, as provided by the Buyer to the Seller prior to the date hereof) or if the Board of Directors of Holdings determines in good faith that payment of the Earnout Payment (if any), or any portion thereof, is reasonably likely to cause or result in the Buyer, the Company or any of their respective Affiliates to be in default, or would result in a default, under the Credit Agreement; provided, that the Buyer shall be required to make, and the Seller shall be permitted to receive and retain, all or any portion of the Earnout Payment otherwise due and payable under this Agreement to the extent any such payment is permitted under Section 6.08(C) of the Credit Agreement (as such Section 6.08(C) is in effect on the date hereof, as provided by the Buyer to the Seller prior to the date hereof), both before and after giving effect to the making of such payment; and provided, further, that during any payment delay pursuant to the provisions of this sentence (A) interest shall accrue on the unpaid Earnout Payment at the rate of 8% per annum beginning on the date of the final determination of the Earnout Payment and shall be payable in full when the Earnout Payment is paid and (B) the Buyer shall provide to the Seller, as and when reasonably requested by the Seller from time to time (but, in any event, no more frequently than once per calendar quarter), an update regarding the status of the default and cure thereof, including the anticipated timing of the payment of the Earnout Payment. In the event that, as a result of the application of the preceding sentence, the Buyer is not permitted to make and the Seller is not permitted to receive or retain all or any portion of the amounts owed under this Section 1.6, then (i) any such unpaid amounts shall constitute an unsecured obligation of the Buyer to the Seller and (ii) such unpaid amounts shall not be due and payable until the first such date that the conditions to such payment under Section 6.08(C) of the Credit Agreement (as such Section 6.08(C) is in effect on the date hereof, as provided by the Buyer to the Seller prior to the date hereof) are satisfied both before and after giving effect to the making of such payment. The Seller acknowledges and agrees that the Seller shall not sue for or otherwise take any collection action against the Buyer for any such payment or exercise any other remedies at law, in equity, by contract or otherwise as a result of the failure to pay any amounts owed under this Section 1.6 to the Seller due to failure to satisfy the conditions to payment under Section 6.08(C) of the Credit Agreement (as such Section 6.08(C) is in effect on the date hereof, as provided by the Buyer to the Seller prior to the date hereof). The Senior Agent and the Senior Lenders, together with their successors and assigns under the Credit Agreement, shall be deemed to be intended third party beneficiaries of this Section 1.6(c), and the Buyer and the Seller agree that (i) neither this Section 1.6 nor any terms hereunder relating to any amounts owed hereunder shall be amended, supplemented or otherwise modified without the prior written consent of the Senior Agent and (ii) the Senior Agent and the Senior Lenders shall be permitted to enforce the provisions of this Section 1.6(c) against Seller in their own name or in the name of the Buyer. Any payments received by the Seller in violation of the terms of this Section 1.6(c) shall be immediately paid by the Seller to the Senior Agent for the benefit of the Senior Lenders. Notwithstanding anything to the contrary contained herein, if any claim for indemnification under Section 6.1 (other than any claim for indemnification pursuant to Section 6.1(a)) is outstanding at the time of payment of the Earnout Payment (if any), then the payment of a portion (and only such portion) of the Earnout Payment (if any) equal to the amount claimed by the Buyer to be owed on account of such indemnification claim shall be delayed until such time as any such claim is finally resolved. Any payment made pursuant to this Section 1.6 shall be deemed for Tax purposes to be an adjustment to the Purchase Price, unless otherwise required by Law. The Buyer’s obligations in this Section 1.6 are subject to the terms and conditions of this Agreement (including Section 6.5(c)).

(d) Subject to this Section 1.6(d), the Seller acknowledges and agrees that (i) the Buyer (and its Affiliates) shall have the sole discretion with respect to all matters relating to the operation of the Company following the Closing and shall have no obligation to operate the Company or make any decision relating thereto in order to achieve the Earnout Payment for the Seller under this Section 1.6 or maximize the amount of the Earnout Payment for the Seller under this Section 1.6, (ii) the Buyer (and its Affiliates) shall not owe the Seller any adjustment as a result of any negative impacts that any changes in the operations or management of the Company made by the Buyer (or its Affiliates) in its (or their) sole discretion may have on the amount of the Earnout Payment ultimately payable to the Seller under this Section 1.6, (iii) there is no assurance that the Earnout Payment under this Section 1.6 will ultimately be payable to the Seller and neither the Buyer nor any of its Affiliates has promised nor projected any such amounts, (iv) the Parties solely intend the express provisions of this Section 1.6 to govern their contractual relationship with respect thereto without imposing any fiduciary or other duties on each other, and (v) the rights granted to the Seller under this Section 1.6 do not represent an ownership interest in the Buyer or any of its Affiliates and do not entitle the Seller to any voting or dividend rights with respect to the Buyer or any of its Affiliates. Notwithstanding the foregoing, during the Earnout Period, the Buyer shall, and Buyer shall cause the Company to, (A) not take any intentional action the primary purpose of which is to avoid or frustrate the Earnout Payment, (B) not transfer the assets or personnel of the Company to the Buyer or any of its Affiliates or liquidate, dissolve or wind up the Company, and (C) not change the Accounting Methodology with respect to revenues, including the Company’s revenue recognition policies.

1.7 Intended Tax Treatment and Allocation. For U.S. federal and all applicable state and local income Tax purposes, the Buyer, the Seller and the Company intend that (i) any “advance payment” within the meaning of Code § 451(c) received by the Company prior to the Closing Date shall be taxable income of the Seller for the Straddle Period of the Seller including the Closing Date and shall not be taxable income of the Buyer or the Company and (ii) any Liability assumed by the Buyer in connection with the transactions contemplated hereby that is attributable to the performance of an obligation with respect to deferred revenue as of the Closing Date shall be treated as an assumed contingent liability in connection with the transactions contemplated by this Agreement and not as a bifurcated transaction pursuant to which the Buyer acquired a portion of the Company’s assets in one transaction and, pursuant to a separate transaction, the Seller provided consideration to the Buyer in exchange for the assumption of such performance obligation (the “Intended Tax Treatment”). For U.S. federal and applicable state and local income Tax purposes, the Parties shall allocate the purchase price, as determined for U.S. federal income Tax purposes, among the assets of the Company for income Tax purposes in accordance with Sections 1060 of the Code and the Treasury Regulations promulgated thereunder and the methodology set forth and attached hereto as Annex B (the “Allocation Methodology”). The Parties agree that the Intended Tax Treatment and the Allocation Methodology shall be binding and, unless otherwise required by applicable Law following a “determination” within the meaning of Code § 1313(a) or similar provision of other applicable Law, the Buyer and the Seller (and their respective Affiliates) shall report, act and file all Tax Returns in all respects and for all purposes consistent with the Intended Tax Treatment and the Allocation Methodology. All Parties shall timely and properly prepare, execute, file, and deliver all such documents, forms and other information as the other Party may reasonably request in preparing such Tax Returns. Adjustments to the Purchase Price pursuant to this Agreement shall be allocated in accordance with the Allocation Methodology.

1.8 Withholding. Notwithstanding anything to the contrary in this Agreement, the Buyer, the Escrow Agent and their respective Affiliates and Representatives shall be permitted to deduct and withhold from any payment made pursuant to this Agreement any amounts that such Person is required to deduct and withhold with respect to such payment under the Code or applicable Law. Any amounts so deducted or withheld shall be treated as if paid to the Person in respect of which such deduction and withholding was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

The Seller represents and warrants to the Buyer, solely with respect to the Seller, that the statements contained in this Article II are true, correct and complete as of the Closing, except to the extent set forth in or qualified by the Disclosure Schedules:

2.1 Organization and Authority. The Seller is corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Seller has full corporate power and authority to own, operate and lease its properties and assets and carry on its business as currently conducted. The Seller has full corporate power authority to execute and deliver each Transaction Document to which the Seller is a party and to perform the Seller’s obligations hereunder and thereunder. The execution and delivery by the Seller of each Transaction Document to which the Seller is a party and the performance by the Seller of the Transactions has been duly authorized by all requisite company action of the Seller, and no other proceedings or actions on the part of the Seller are necessary to authorize any Transaction Document to which the Seller is a party or to consummate the Transactions. Each Transaction Document to which the Seller is a party constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with the terms of such Transaction Document, except as such validity, binding effect or enforceability may be limited by the Enforceability Exceptions.

2.2 Ownership. The Seller is the sole record and beneficial owner of all of the Company Interests, free and clear of any Encumbrance (other than any Encumbrance that is released effective as of the Closing), and has the exclusive right and power to transfer all legal and beneficial rights, title and interest in, to and under the Company Interests to the Buyer pursuant hereto. The Seller is not a party to (a) any option, warrant, purchase right, subscription right, right of first refusal, call, put or other Contract (other than this Agreement) that could require the Seller to sell, transfer or otherwise dispose of the Company Interests, or (b) any voting trust, proxy or other Contract relating to the voting of the Company Interests. Upon delivery at the Closing of the Company Interests by the Seller to the Buyer, good and valid title to the Company Interests will pass to the Buyer, free and clear of any Encumbrance.

2.3 No Conflicts. Neither the execution and delivery of any Transaction Document by the Seller nor the performance by the Seller of the Transactions will, directly or indirectly, with or without notice or lapse of time or both: (a) violate, or give any Governmental Body or any other Person the right to challenge the Transactions under, any Law to which the Seller or the Company Interests are subject; (b) violate any Organizational Documents of the Seller, (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, or require any notice to, consent of or waiver by any Person under, any Contract to which the Seller is a party or by which the Seller’s properties, rights or assets are bound or to which the Company Interests are subject or the performance of which is guaranteed by the Seller; or (d) result in the imposition of any Encumbrance on the Company Interests. The Seller need not notify, make any filing with, or obtain any Consent of, any Person in order to perform or consummate the Transactions.

2.4 Litigation. There is no Proceeding pending or, to the Knowledge of the Seller, threatened or anticipated against or by the Seller or any of its Affiliates or any of the Seller’s properties, rights, assets (including the Company Interests) or businesses relating to or affecting the Transactions. The Seller is not subject to any outstanding Order that prohibits or otherwise restricts the ability of the Seller to consummate the Transactions.

2.5 No Brokers’ Fees. The Seller has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which the Buyer or the Company could be liable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Seller represents and warrants to the Buyer that the statements contained in this Article III are true, correct and complete as of the Closing, except to the extent set forth in or qualified by the Disclosure Schedules:

3.1 Organization, Qualification and Authority. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas. The Company is duly qualified to do business and is in good standing under the Laws of each jurisdiction where such qualification is required by applicable Law. Schedule 3.1 sets forth (a) each jurisdiction in which the Company is, or is required to be, qualified to do business, (b) each member and manager of the Company, (c) the EIN of the Company and (d) each bank account of the Company, including the authorized signatories with respect thereto. The Company has full limited liability company power and authority to conduct the business in which it is engaged, to own, lease, operate and use the properties, rights and assets that it purports to own, lease, operate or use and to perform its obligations under the Transaction Documents or otherwise. The Seller has delivered to the Buyer true, correct and complete copies of the Organizational Documents of the Company. The Company is not, and has never been, in violation of any of its Organizational Documents. The minute books of the Company, as delivered by the Seller to the Buyer, are true, complete and correct. The Company has full limited liability company power and authority to execute and deliver each Transaction Document to which the Company is a party and to perform the Company’s obligations hereunder and thereunder. The execution and delivery by the Company of each Transaction Document to which the Company is a party and the performance by the Company of the Transactions have been duly authorized by all requisite limited liability company action of the Company, and no other proceedings or actions on the part of the Company are necessary to authorize any Transaction Documents to which the Company is a party or to consummate the Transactions. Each Transaction Document to which the Company is a party constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with the terms of such Transaction Document, except as such validity, binding effect or enforceability may be limited by the Enforceability Exceptions.

3.2 Capitalization.

(a) Schedule 3.2(a) sets forth, as of immediately prior to the Closing, (i) the amount and class(es) of the Equity of the Company that is authorized for issuance, (ii) the amount and class(es) of the Equity of the Company that is issued and outstanding and (iii) the record and beneficial owners of the Equity of the Company. All of the Company Interests (x) have been duly authorized and are validly issued, (y) were offered, sold, transferred, issued and granted in compliance with applicable Law, including federal and state securities Laws and all requirements set forth in its Organizational Documents and any applicable Contracts governing the issuance of the Company Interests, and (z) were not issued in violation of preemptive rights, purchase rights, puts, calls, rights of first refusal, subscription rights or similar rights.

(b) There are no outstanding or authorized securities convertible or exchangeable for Equity of the Company or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, call rights, put rights, rights of first refusal, anti-dilution rights or other rights, Contracts that could require the Company to issue, sell, transfer or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity of the Company or obligate the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such security, right or Contract. There are no outstanding or authorized Equity appreciation, phantom Equity, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other Contracts relating to the voting of the Equity of the Company. No Company Interests have been, directly or indirectly, pledged (other than any pledge that is released effective as of the Closing) or assigned or are otherwise subject to any voting trusts or irrevocable proxies or any Contracts or understandings respecting the transfer or disposition thereof. The Company has not at any time repurchased any Equity of the Company or any instrument or right exercisable or exchangeable for or convertible into any Equity of the Company. No former direct or indirect holder of Equity of the Company has any claim or right against the Company.

(c) The Company does not have, and has never had, any Subsidiaries. The Company does not own, and has never owned, directly or indirectly, any Equity or other interest or investment in any Person. The Company does not, and has never, directly or indirectly controlled any Person. The Company does not have any obligation to purchase the equity of, or provide capital to, any Person.

3.3 No Conflicts. Neither the execution and delivery by the Company of any Transaction Document nor the performance by the Company of the Transactions will, directly or indirectly, with or without notice or lapse of time or both: (a) violate, or give any Governmental Body or any other Person the right to challenge the Transactions under, any Law to which the Company or any asset, right or property owned, leased, operated or used by the Company is subject; (b) violate any Permit of the Company or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit of the Company; (c) violate any Organizational Document of the Company; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, or require any notice to, consent of or waiver by any Person under, any Contract to which the Company is a party or by which the Company is bound or to which any asset or property of the Company is subject or under which the Company has any rights or the performance of which is guaranteed by the Company; (e) cause the Buyer or the Company to have any Liability for any Tax for any Pre-Closing Tax Period; or (f) result in the imposition of any Encumbrance upon any asset or property owned, leased, operated or used by the Company. The Company need not notify, make any filing with, or obtain any Consent of, any Person in order to perform or consummate the Transactions. Except for customary professional fees incurred in connection with the Transactions and the payment of its Funded Indebtedness and Transaction Expenses, the Company has not made, and has no obligation to make, any payment to any Person in connection with the consummation of the Transactions or any change of control resulting therefrom.

3.4 Financial Statements.

(a) Schedule 3.4(a) sets forth true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) an unaudited balance sheet of the Company as of December 31, 2022, and related statements of income, members’ equity and cash flows for the fiscal year then ended; (ii) an unaudited balance sheet of the Company as of December 31, 2023, and related statements of income, members’ equity and cash flows for the fiscal year then ended (the “2023 Financial Statements”); and (iii) an unaudited balance sheet of the Company as of the Interim Date, and related statements of income, members’ equity and cash flows for the Interim Period (the “Interim Financial Statements”). The Financial Statements have been prepared in accordance with the Accounting Methodology, and present accurately and fairly the financial condition, results of operations and cash flows of the Business, taken as a whole, as of the dates and for the periods indicated therein; provided, that the Financial Statements include a transfer pricing cost line item; provided, further, that the Interim Financial Statements are subject to normal, recurring year-end adjustments (which will not be, individually or in the aggregate, material in nature or amount).

(b) The books, accounts and records (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers) of the Company or otherwise relating to the Business and maintained by the Seller (i) are true, correct and complete in all material respects and all bona fide transactions to which the Company is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all discounts, deferred revenue, returns and allowances granted by the Company with respect to the periods covered thereby, (iii) have been maintained in accordance with commercially reasonable business practices, (iv) form the basis for the Financial Statements and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of the Business on an accrual basis. The Seller’s management information systems are adequate for the preservation of relevant information and the preparation of accurate reports on behalf of the Company and the Business.

(c) The Seller maintains, on behalf of the Company and the Business, a standard system of accounting established and administered in accordance with sound business and accounting practices based upon authentic data and reasonable allocation estimates. The internal or external accountants of the Company or the Seller have not notified the Company or the Seller at any time of any significant deficiency or weakness in the system of internal accounting controls used by the Seller or the Company in the Financial Statements. There has not been (i) any Fraud or other similar intentional wrongdoing that involves any of the management of the Company or the Seller or other Employees who have a role in the preparation of the financial statements or the internal accounting controls used by the Company or (ii) any claim or allegation made regarding any of the foregoing.

(d) The Company does not have any Liabilities with respect to Funded Indebtedness.

(e) All accounts receivable of the Company (i) represent valid obligations arising from products or services actually sold by the Business in the ordinary course of business, (ii) are current and collectible in accordance with their terms, net of the respective reserves, if any, reflecting in the accounting records of the Company as of the Closing Date (and to the extent reflected in the calculation of Working Capital), which reserves are adequate and calculated in accordance with the Accounting Methodology, and (iii) are not subject to any contest, claim, defense, counterclaim, setoff or rights of return that would reasonably be expected to interfere with the full and timely collection thereof. No Contract for deduction, discount or other deferred price, quantity or other adjustment has been made with respect to any such accounts receivable, other than credits, rebates and discounts by the Company in the ordinary course of business. No third party has contested its obligation to pay any such account receivable. Since the Lookback Date, the Company has collected its accounts receivable in the ordinary course of business consistent with standard practices and has not accelerated any such collections. The Company does not have any accounts receivable or loans receivable owing from any Seller Related Party. Schedule 3.4(e) sets forth a list of all accounts receivable of the Company as of the Closing Date, including the aging of such accounts receivable.

(f) All accounts payable and notes payable of the Company arose in bona fide arms’ length transactions in the ordinary course of business, and all such accounts payable and notes payable have been paid or are not yet materially overdue in their payment. Since the Lookback Date, the Company has paid its accounts payable and notes payable in the ordinary course of business consistent with standard practices and has not materially delayed any such payments. The Company does not have any accounts payable or notes payable owing to any Seller Related Party.

(g) The Company is not a guarantor of any debt or other Liability of any other Person. Except with respect to the Company’s PPP Loan in the amount of $634,900 which was received from the U.S. Small Business Administration on April 12, 2020 and forgiven in full on November 2020, the Company has not applied for or received a PPP Loan or other loan or Indebtedness under the CARES Act or any other stimulus program effected by any Governmental Body in connection with COVID-19.

3.5 Absence of Certain Changes. Since December 31, 2023:

(a) none of the Company, the Seller or any of their Affiliates has sold, leased, licensed, transferred or assigned any asset of the Business, other than in the ordinary course of business;

(b) neither the Company nor the Business has experienced any damage, destruction or loss (whether or not covered by insurance) to its property or assets, the value of which damage, destruction or loss exceeds $50,000, or any material interruption in the use of any of its properties or assets;

(c) no Encumbrance has been imposed upon any property, right or asset of the Company or the Business;

(d) none of the Company, the Seller or any of their Affiliates has, in connection with the Business, made any single capital expenditure involving more than $50,000 or made any capital investment in, any loan to, or any acquisition of the Equity, properties or assets of, any other Person involving more than $50,000;

(e) the Company has not issued, created, incurred or assumed any Indebtedness or delayed or postponed the payment of accounts payable or other Liabilities beyond the original due date or when such Liability would have been paid in the ordinary course of business;

(f) the Company has not canceled, compromised, waived or released any right or claim or any indebtedness owed to the Company;

(g) the Company has not (i) issued, sold or otherwise disposed of any of its Equity, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its Equity, (ii) declared, set aside, made or paid any dividend or distribution with respect to its Equity (whether in cash or in kind), (iii) redeemed, purchased or otherwise acquired any of its Equity or (iv) amended any of its Organizational Documents;

(h) none of the Company, the Seller or any of their Affiliates has conducted the Business outside of the ordinary course of business or introduced any material change with respect to the Business, including with respect to its products and services, the areas in which such products and services are sold or provided;

(i) the Company has not (i) made any loan to, or entered into any other transaction with, any of its directors, managers, officers, current or former Employees or current or former Independent Contractors, (ii) entered into any employment or independent contractor Contract or modified the material terms of any existing employment or independent contractor Contract, (iii) granted any increase in the base compensation of any of its directors, managers, officers, current or former Employees or current or former Independent Contractors or (iv) adopted, amended, modified or terminated any Employee Benefit Plan or other Contract for the benefit of any of its directors, managers, officers, current or former Employees or current or former Independent Contractors;

(j) the Company has not made, rescinded or changed any Tax election, changed any Tax accounting period, adopted or changed any accounting method or any method of reporting revenue and expenses or accounting practice, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim, assessment or Liability, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(k) none of the Company, the Seller or any of their Affiliates has settled or otherwise resolved any Proceeding in connection with the Business where the amount, whether paid or received by such Person in settlement or other resolution was in excess of $50,000 or pursuant to which such Person waived any rights of value;

(l) the Company has not entered into any merger or consolidation with any Person, or acquired (whether by merger, consolidation, business combination or acquisition of Equity or assets or similar transaction or series of related transactions), the Equity or any division, business or all or substantially all of the properties, rights or assets of any Person;

(m) none of the Company, the Seller or any of their Affiliates has sold, assigned, transferred, licensed or sublicensed any Intellectual Property of the Company other than licenses granted to its customers to use its products and services in the ordinary course of business;

(n) the Company and the Seller and any of their Affiliates that own Intellectual Property used in the Business have taken commercially reasonable measures consistent with industry best practices to preserve the pendency and validity of any material Company Intellectual Property or Permit of the Company;

(o) none of the Company, the Seller or any of their Affiliates has entered into, executed, amended, materially modified, accelerated, canceled or terminated any Material Contract or any Contract that would constitute a Material Contract;

(p) none of the Company, the Seller or any of their Affiliates has engaged in any promotional, sales, discount or other activity outside of the ordinary course of business and with the intent and result of accelerating sales of the Business’s services and deliverables prior to the Closing that would otherwise have occurred subsequent to the Closing;

(q) to the Knowledge of the Seller, there has not been any event or circumstance that has caused, and no event has occurred or circumstance exists that, with or without notice or lapse of time or both, is likely to result in any material adverse effect on the business, operations, assets, Liabilities or condition (financial or otherwise) of the Company or the Business; and

(r) none of the Company, the Seller or any of their Affiliates has agreed or committed to any of the foregoing.

3.6 No Undisclosed Liabilities. There are no Liabilities arising out of the operation of the Business, and the Company has no Liability (and, to the Knowledge of the Seller, no reasonable basis exists for any Liability), in each case, except for (a) Liabilities under executory written Material Contracts which were entered into in the ordinary course of business, excluding Liabilities for any breach of any such executory written Contract, (b) Liabilities to the extent reflected or adequately reserved against on the Interim Financial Statements, and (c) current Liabilities incurred in the ordinary course of business since the Interim Date (all of which (i) are of the type that ordinarily recur, (ii) are not individually material in nature or amount and (iii) do not result from any breach of Contract, warranty, infringement, tort, lawsuit, claim, action or violation of Law). Neither the Company nor, in connection with the Business, the Seller or its Affiliates have any off-balance sheet Liability of any nature to, or any financial interest in, any third party or entity, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by such Party in respect of the Business.

3.7 Title to and Sufficiency of Assets.

(a) The Company has good and marketable title to, or a valid leasehold interest in, every property, asset or right owned, used or otherwise held by the Company, purported to be owned by the Company, shown on the Interim Financial Statements or acquired by the Company after the Interim Date (except for properties and assets disposed of in the ordinary course of business since such date) or located on the Leased Real Property (collectively, the “Assets”), free and clear of any Encumbrances, except Permitted Encumbrances.

(b) The assets, properties and rights that will be owned, leased or licensed to the Company immediately following the Closing, together with the assets, properties and rights made available to the Company pursuant to the Transition Services Agreement and the Employee Leasing Agreement, constitute all material assets, properties and rights (a) used in or held for the Business as currently conducted, (b) necessary and sufficient to perform the Company’s obligations and (c) necessary and sufficient to conduct the Business immediately after the Closing in the same manner and on the same terms as it is conducted immediately prior to the Closing. The Assets, together with the assets, properties and rights made available to the Company pursuant to the Transition Services Agreement and the Employee Leasing Agreement, constitute all material property, rights and assets necessary and sufficient for the continued conduct of the Business immediately after the Closing in the same manner and on the same terms as it is conducted immediately prior to the Closing. Neither the Seller nor any of its Affiliates hold or own any material assets, rights or properties, or provide any material services, that are used by the Company or in the Business, other than any such assets, rights, properties or services to be provided pursuant to the Transition Services Agreement or the Employee Leasing Agreement. There are no material assets, rights or properties used in, or held for use for in, the operation of the Business and owned by any Person other than the Company (including the Seller or any of its Affiliates) that will not continue to be leased or licensed to the Company on the same terms (including price), or pursuant to the terms of the Transition Services Agreement, immediately following the Closing.

3.8 Tangible Personal Property; Condition of Assets. Schedule 3.8 lists all material items of equipment, fixtures, furniture, office equipment, computer hardware, supplies, motor vehicles and other material items of tangible personal property owned or leased by the Company or otherwise used exclusively in the Business, including whether each such item is owned or leased and the net book value of each such item in excess of $10,000. The buildings, structures, tangible personal property and other tangible assets that are owned or leased by the Company or otherwise used exclusively in the Business (a) are structurally sound in all material respects and free from material defects, (b) are in good operating condition and repair (ordinary wear and tear excepted) and adequate for the uses to which they are being put and (c) have been maintained in the ordinary course of business.

3.9 Real Property.

(a) The Company does not own, and has never owned, any real property or interest therein. Schedule 3.9(a) set forth all of the real property land interests therein leased, subleased or otherwise occupied or used by the Company (together with all easements and other rights appurtenant thereto and all buildings, structures and facilities located thereon, the “Leased Real Property”). For each item of Leased Real Property, Schedule 3.9(a) also sets forth the street address, the lessor and the lessee (and any other legal occupant thereon), the lease term, the lease rate and the lease, sublease or other Contract pursuant to which the Company holds a possessory interest in the Leased Real Property and all amendments, renewals or extensions thereto (each, a “Lease”). The Company has a valid leasehold interest in each item of Leased Real Property and enjoys peaceful, exclusive and undisturbed possession of such item of Leased Real Property, in each case, free and clear of any Encumbrance, except Permitted Encumbrances. To the Knowledge of the Seller, the lessor or primary landlord, as applicable, under each Lease owns marketable fee simple title to the applicable Leased Real Property, subject only to the Permitted Encumbrances. The Company is not a sublessor of, or has assigned, transferred or pledged any lease covering, any item of Leased Real Property. All rents, leasing commissions or other brokerage fees and other amounts due from or payable by the Company with respect to any Lease have been paid in full.

(b) The Leased Real Property constitutes all interests of the Company, the Seller or the Seller’s Affiliates in real property currently used primarily in connection with the Business. The Company holds all Permits required to operate in the Leased Real Property of the Company. The Leased Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except those that in the aggregate do not impair the current use, occupancy, value or marketability of title of or to the Leased Real Property. The Leased Real Property is in good order and operating condition, does not conflict with the property rights of any other Person, and has direct access to adjacent streets and all utilities required for its current use. The Leased Real Property complies in all material respects with all applicable Laws, including zoning requirements. The Company has not received any notice of (i) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, (ii) existing, pending or threatened zoning, building code, special assessment or other moratorium proceedings or similar matters or (iii) recommended improvements or other actions relative to the Leased Real Property. Neither the whole or any portion of the Leased Real Property has been damaged or destroyed by fire or other casualty. There are no breaches of or defaults under any Lease by the Company or, to the Knowledge of the Seller, any other party thereto, and no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would reasonably be expected to constitute a breach of or default by the Company or, to the Knowledge of the Seller, any other party thereto, under, or permit termination, modification or acceleration of, any Lease. The Company has a valid certificate of occupancy from the applicable Governmental Body with respect to the Leased Real Property.

(c) The Company is not a party to or bound by any Contract (including any option) for the purchase or sale of any real estate interest.

3.10 Environmental. The Company and the Leased Real Property are, and at all times have been, in compliance in all material respects with all applicable Environmental Laws. The Company has obtained all Permits as may be required pursuant to Environmental Laws for the operation of the Company’s business and the Leased Real Property, such Permits are valid and in force, and the Company is, and at all times has been, in compliance in all material respects with all such Permits. The Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Law by the Company or related to the Leased Real Property, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to the Company or its operations arising under any Environmental Law. The Company has not managed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or occupied any Leased Real Property or Former Leased Real Property in a manner that has given or would reasonably be expected to give rise to any Liability pursuant to any Environmental Law. No Leased Real Property is contaminated by any Hazardous Substance. The Company has not, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law. To the Knowledge of the Seller, no facts, events or conditions relating to the Leased Real Property or Former Leased Real Property exist that, with or without notice or lapse of time or both, would reasonably be expected prevent, hinder or limit continued compliance with any Environmental Law, or give rise to any investigatory, remedial or corrective obligations or any other Liabilities pursuant to any Environmental Law, including relating to onsite or offsite releases or threatened releases of Hazardous Substances or personal injury, property damage or natural resource damage.

3.11 Contracts.

(a) Schedule 3.11(a) sets forth the following Contracts (and any amendments thereto, including the name and date of the agreement and the names of the parties thereto) to which the Company is a party or by which the Company is bound or to which any asset or property of the Company is subject or under which the Company has any rights or the performance of which is guaranteed by the Company or that constitute Shared Contracts (collectively, with the Leases, Intellectual Property Licenses, Employee Benefit Plans and Insurance Policies, the “Material Contracts”):

(i) each Contract with (A) a Key Customer from which the Business derived, in the aggregate, above $60,000 in annual recurring revenue as of the last day of each of the fiscal year ended December 31, 2023 and the Interim Period or (B) a Key Vendor for the fiscal year ended December 31, 2023 and the Interim Period;

(ii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property used in the Business and (A) owned by the Company, excluding Intellectual Property Licenses, or (B) owned by any Person other than the Company;

(iii) each broker, distributor, sales representative, dealer, rebate, reseller, franchise, agency, sales promotion, finder, market research or advertising Contract;

(iv) each resale, joint venture, partnership or Contract involving a sharing of profits, losses, costs, revenues, Taxes or Liabilities with any Person, and each strategic alliance, co-marketing, joint development or similar arrangement;

(v) each Contract containing any covenant that purports to restrict the business activity of the Company or the Business or limit the freedom of the Company or the Business to engage in any line of business, market, jurisdiction or geographic area or to compete with, solicit, hire or disparage any Person;

(vi) each Contract containing any fixed or indexed pricing, “most favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts or rebates;

(vii) each Contract requiring the Company or the Business to purchase its total requirement of any product or service from a third party or containing “take or pay” provisions or otherwise containing any exclusive dealing arrangements or requirements;

(viii) each settlement agreement containing outstanding obligations of the Company;

(ix) each Contract providing for commissions, rebates or other payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(x) each Contract that relates to management, consulting, advertising, marketing, promotion or advisory services with respect to the business of the Company;

(xi) each Contract that contains indemnification, advancement or similar obligations in favor of any director, officer or Person exercising similar authority on behalf of the Company;

(xii) each outstanding power of attorney on behalf of the Company;

(xiii) each Contract (or series of related Contracts) for capital expenditures in excess of $50,000;

(xiv) each Contract that evidences, secures or relates to Indebtedness or creates any Encumbrance on any assets of the Company;

(xv) each Contract that provides for a loan or advance to, or an investment in, or a guarantee of any obligations of, any Person by the Company;

(xvi) each Contract providing for (A) an increased payment or benefit or accelerated vesting upon the Closing or in connection with the Transactions or (B) any other severance, retention, change in control, incentive pay (including any bonus or commission) or other similar payment or benefit;

(xvii) each Contract with (A) any Independent Contractor providing for annual compensation in excess of $50,000, (B) any Employee (other than for employment offer letters on the form previously provided by the Seller to the Buyer) and (C) any Employee for an employment offer letter providing for annual compensation in excess of $100,000;

(xviii) each Contract with any temporary employment agency, leasing agency, staffing agency, labor contractor, professional employer organization or similar service provider;

(xix) each Contract that relates to the acquisition or disposition of any business, Equity or assets of the Company or any other Person, including each Contract granting any Person an option, right of first refusal, right of first offer or similar preferential right to purchase any of the foregoing, in each case, as to which the Company has continuing obligations or rights or pursuant to which the Company has employed, retained or has any liability to, any broker, agent or finder;

(xx) each Contract containing or providing for a warranty, guaranty or other similar undertaking by the Company or the Business with respect to products, services or contractual performance, in each case, other than in the ordinary course of business;

(xxi) each Contract that is, directly or indirectly (including subcontractor arrangements), with or for the benefit of any Governmental Body or any Person that is owned or controlled by any Governmental Body;

(xxii) each Contract, other than ordinary course customer contracts, not terminable by the Company without penalty on less than 90 days’ notice;

(xxiii) each Contract, other than ordinary course customer contracts, that involves annual consideration, whether payment or receipt by the Company, the Seller or their Affiliate, in excess of $75,000 in respect of the Business or that requires performance by any party thereto for more than one year following the Closing Date, which, in each case, is not otherwise required to be listed on Schedule 3.11(a); and

(xxiv) each Contract that constitutes a Shared Contract which, in each case, is not otherwise required to be listed on Schedule 3.11(a).

(b) The Seller has delivered to the Buyer a true, correct and complete copy of each written Material Contract (including any amendments or supplements thereto) and a written summary setting forth the material terms and conditions of each oral Material Contract (if any). Each Material Contract is in full force and effect and will continue to be so on identical terms following the Closing Date. Each Material Contract is the legal, valid and binding obligation of the Company, the Seller or the Seller’s Affiliate, as applicable, and, to the Knowledge of the Seller, any other party thereto, enforceable against each of them in accordance with its terms, subject to Enforceability Exceptions. Neither the Company, the Seller or the Seller’s Affiliate, as applicable, nor, to the Knowledge of the Seller, any other party thereto, is in breach of or default under any Material Contract, and to the Knowledge of the Seller, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would reasonably be expected to constitute a breach or default under, or permit termination, modification or acceleration of, any Material Contract. Neither the Company, the Seller or the Seller’s Affiliate, as applicable, nor any other party to any Material Contract has exercised (or, to the Knowledge of the Seller, intends to, or has expressed an intention to, exercise) any termination rights with respect to any Material Contract or has breached or refused to comply with any provision of any Material Contract. None of the Company, the Seller or the Seller’s Affiliate has received any notice to terminate, in whole or part, materially amend or not renew any obligation of any party to any Material Contract.

3.12 Intellectual Property; Software.

(a) Schedule 3.12(a) identifies (i) each item of Intellectual Property which is issued or registered to the Company or for which the Company has applied for issuance or registration (or that is registered to the Seller or any of its Affiliates or for which the Seller or any of its Affiliates has applied for issuance or registration and, in any case, used in the Business) (the “Registered Intellectual Property”), in each case, enumerating specifically the name of the current registered owner, as well as the applicable filing or registration number, filing or registration date, title, jurisdiction in which the filing was made or from which registration was issued, and (ii) each unregistered trademark and social media account that is material to the Business and that is owned by or purported to be owned by the Company (or owned or purported to be owned by the Seller or any of its Affiliates and used in the Business) (the “Unregistered Intellectual Property”). All of the Registered Intellectual Property has been registered only in the name of the Company. Each item of Registered Intellectual Property is valid, enforceable and subsisting. With respect to each item of Intellectual Property required to be identified as Registered Intellectual Property, all registration, issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company. The Company is the exclusive owner of and possesses all right, title and interest in and to each item of Registered Intellectual Property and Unregistered Intellectual Property, free and clear of any Encumbrance, other than Permitted Encumbrances, including, for the avoidance of doubt, any exclusive license or any obligation to grant any of the foregoing.

(b) Schedule 3.12(b)(i) identifies (A) each Contract pursuant to which the Company licenses from or otherwise uses any item of Intellectual Property owned by a Person other than the Company (except commercially available off-the-shelf or shrink-wrap software or Contracts in which a license of Intellectual Property is incidental to the purpose of the Contract), including any Intellectual Property licensed or used by the Company that is owned by the Seller or any other Affiliate of the Company, (B) each Contract pursuant to which the Company has granted to any Person any license in any Registered Intellectual Property or Unregistered Intellectual Property, including any right to use any item of the Company technology as a service or to reproduce or distribute Content (any Contract described in the clause (A) or clause (B), an “Intellectual Property License”), (C) each item of Intellectual Property licensed to the Company (and not to the Seller or any other Affiliate of the Company) pursuant to an Intellectual Property License (the “Licensed Intellectual Property”) and (D) whether each such Intellectual Property License is exclusive or non-exclusive. Schedule 3.12(b)(ii) identifies any Intellectual Property owned by the Seller or any other Affiliate of the Company that is licensed to or used by the Company in the operation of the Business. Schedule 3.12(b)(iii) identifies any Intellectual Property owned by the Company that is licensed to or used by the Seller or any other Affiliate of the Company. None of the execution and delivery of any Transaction Document, the performance of the Transactions or the operation of the business of the Company as currently conducted, will, directly or indirectly, with or without notice or lapse of time or both: (A) adversely affect the continuity, validity or enforceability of any Intellectual Property License or result in the breach, modification, cancellation, termination or suspension of any Intellectual Property License;

(B) bind or subject the Company, pursuant to any Intellectual Property License or otherwise, to any non-compete or other restriction on the operation or scope of the business of the Company; (C) obligate the Company pursuant to any Intellectual Property License to pay any royalties, commissions, honorarias, fees or other payments or provide any discounts or reduced payment obligations; or (D) grant any Person any Intellectual Property right or any other proprietary right in any Registered Intellectual Property or Unregistered Intellectual Property.

(c) Schedule 3.12(c) identifies (i) all Software that is owned, purported to be owned or developed by or on behalf of the Company and (ii) all Software that is licensed, sold, resold, distributed or otherwise used by the Company and owned by a Person other than the Company, including the Seller or any of its Affiliates (the “Company Software”). The Company Software (A) performs in material conformance with its documentation, (B) is free from any material software defect and (C) to the Knowledge of the Seller, does not contain any virus, software routine or hardware component (1) designed to permit unauthorized access to or disable or otherwise harm any computer, systems or software, or back door or other software routine that allows unauthorized access to, viewing, manipulation, modification or other changes to, or is designed to disable, a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program, or (2) that would reasonably be expected to materially impair the operation or functionality of such Company Software. The Company has possession of, or access to, the source code for each material version of Software owned or developed by or on behalf of the Company, as well as all documentation related thereto. Other than in support of development and support of Software for the Company, neither the Seller, the Company nor any Employee or Independent Contractor has disclosed to any Person any source code for any Software owned by the Company or used in the Business or agreed to or permitted the disclosure of any such source code to any Person. Schedule 3.12(c) identifies all escrow agreements pertaining to source code for any Software owned by the Company. For each item of Company Software which is licensed by the Company, the Company has an adequate and sufficient number (and type) of per-seat licenses for each unique user of such Company Software, whether such user is a Person, software or device accessing Software and whether such user licenses are authorized users, internal users, external users or qualified users. For any Software product or service owned by a third party that the Company sells, resells, distributes or provides to its customers, all necessary licenses of Intellectual Property for such customers are governed by a written agreement between such customers and a third party and the Company has no obligations relating thereto.

(d) The Company exclusively owns or has a valid right or license to use (A) all Intellectual Property necessary for the operation of the business of the Company as presently conducted and (B) all Content as presently marketed and distributed and as currently proposed to be marketed and distributed in any media (together with the Registered Intellectual Property, the Unregistered Intellectual Property, the Licensed Intellectual Property and the Company Software, the “Company Intellectual Property”). None of the Company Intellectual Property is jointly owned by the Company and another Person. Each item of Company Intellectual Property owned or licensed to the Company immediately prior to the Closing will be owned or licensed for use by the Company on identical terms and conditions immediately following the Closing, and there is no Intellectual Property other than the Company Intellectual Property that is material to or necessary for the operation of the business of the Company as currently conducted, other than any Licensed Intellectual Property that is, prior to the Closing, licensed to the Seller or another Affiliate of the Company. The Company has taken commercially reasonable efforts to maintain and protect its rights in and the enforceability of the Company Intellectual Property that is owned by the Company.

(e) To the extent the Company (or the Seller with respect to the Business) has: (A) used any Open Source Materials to develop any Company Software, (B) incorporated any Open Source Materials into, or combined any Open Source Materials with, any Company Intellectual Property, or (C) distributed any Open Source Materials in conjunction with or for use with any Company Intellectual Property, in each case, the Company and the Seller have not used any Copyleft Licenses in an OSS Triggering Manner. The Company is in compliance in all material respects with the terms of all relevant licenses for all Open Source Materials used by the Company.

(f) None of the products and services of the Company, the Company Software the exploitation of Company Intellectual Property or the operation of the business of the Company as currently conducted (i) infringes, misappropriates, interferes with or otherwise violates, or has ever infringed, misappropriated, interfered with or otherwise violated, any right (including any Intellectual Property right), title or interest of any Person, or (ii) constitutes, or has ever constituted, unfair competition or unfair or deceptive trade practices under any applicable Law. The Company has not received and, to the Knowledge of the Seller, has no reasonable basis to anticipate, any notice, charge, complaint, claim, demand or Proceeding (whether written or oral) alleging infringement, violation, misuse, abuse, interference with, misappropriation or other violation of the Intellectual Property of any Person by the Company or any Company Intellectual Property. No unauthorized use, unauthorized disclosure, infringement, violation or misappropriation of any Company Intellectual Property by any Person is occurring or, to the Seller’s Knowledge, has ever occurred. The Company has not received any oral or written opinions of counsel identifying or alleging infringement, non-infringement, invalidity or unenforceability of any Company Intellectual Property or Company Software or any Intellectual Property owned by another Person.

(g) The Company has taken commercially reasonable measures to protect the secrecy and value of all Trade Secrets of the Company. The Trade Secrets of the Company and all other confidential Company Intellectual Property, are not part of the public knowledge or literature and, to the Knowledge of the Seller, have not been used, divulged or appropriated either to the detriment of the Company or for the benefit of any other Person.

(h) The Company owns, leases or is provided as a service from a third party contractor all computer systems, hardware, servers, databases, networks, network connectivity, communication equipment and other technology and related infrastructure used exclusively for the operations of the Company (the “Company Systems”). The Company Systems are in good working condition and sufficient for the operation of the business of the Company as currently conducted. There has been no error, breakdown, failure or other material substandard performance of any Company System which has caused any material disruption or material damage to the Company or that was, is or will be reportable to any Governmental Body.

(i) No government funding, resources, personnel or facilities of any university, college or other educational institution or research center was used in the development of any Intellectual Property owned by the Company or any Company Software.

(j) Each current and former Employee, current and former Independent Contractor, director and officer of the Company who has participated in, been involved in or who materially contributed to the creation or development of any Company-Owned Intellectual Property that is material to the Business has executed valid and enforceable written Intellectual Property assignment and confidentiality agreements for the benefit of the Company in the form of an assignment of all rights, title and interests that such Person may have, may have had or may hereafter acquire in or to such Intellectual Property, and a valid and enforceable waiver of any and all non-assignable rights (including moral rights) that such Person may have therein. No current or former Employee, current or former Independent Contractor, director or officer of the Company (A) is in default or breach of such Intellectual Property assignment and confidentiality agreements with the Company or (B) to the Seller’s Knowledge, is in violation of any provision or covenant of any contractual obligation with any Person by virtue of such Person’s being employed by or performing services for the Company.

3.13 Privacy and Information Security.

(a) The Company is, and at all times has been, in compliance in all material respects with, (i) all applicable Privacy Laws pertaining to the Processing of Personal Information in the course of the Company’s business and (ii) the PCI-DSS. With respect to any payment card transactions Processed in any way (including any processing, storing or communication of transaction data or payment card data), the Company is in compliance in all material respects with the PCI-DSS applicable to the Company’s business operations.

(b) No Person has gained unauthorized access to, engaged in unauthorized Processing of, or otherwise compromised the integrity, confidentiality or availability of (i) any Personal Information, Company Data in the possession or control of the Company or its subcontractors, or Confidential Information held by the Company or any other Person on its behalf or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices or other devices or systems that Process Personal Information, Company Data or Confidential Information owned or maintained by the Company, its customers, subcontractors or vendors, or any other Persons on their behalf (each, a “Security Incident”).

(c) The Company is in compliance in all material respects with the terms of all Contracts to which the Company is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer or disposal of Personal Information).

(d) The Company (or the Seller for the benefit of the Company) implements, materially follows and clearly and conspicuously posts Privacy Policies providing materially complete and accurate notice of the data privacy, data protection and information security practices of the Company regarding the Processing of Personal Information. No disclosure or representation made or contained in the Company’s Privacy Policy has been materially inaccurate, misleading, deceptive or in material violation of any Privacy Laws (including by containing any material omission). The Company and, to the Knowledge of the Seller, each vendor processor and each other third party Processing Personal Information for or on behalf of the Company is and has been in compliance with the Company’s Privacy Policy in all material respects. The Seller has delivered or made available to the Buyer true, correct and complete copies of the Company’s Privacy Policy currently in effect.

(e) The Company (or the Seller for the benefit of the Company) has made all necessary disclosures to, and obtained all necessary consents from, users, customers, current Employees, current Independent Contractors, Governmental Bodies and other applicable Persons as required by applicable Privacy Laws in order to perform the Transactions. The Company has contractually obligated all subcontractors which Process Personal Information on behalf of or for the benefit of the Company to contractual terms that require subcontractors to abide by applicable Privacy Laws.

(f) The Company (or the Seller for the benefit of the Company) maintains and has maintained in place reasonable security measures, controls, technologies, polices and safeguards designed to protect Personal Information, Company Data and Confidential Information from a Security Incident, including controls designed to protect Personal Information, Company Data and Confidential Information that the Company receives in the course of business from loss and illegal or unauthorized access, use, modification, disclosure or other misuse. Without limiting the generality of the foregoing, the Company (or the Seller for the benefit of the Company) has implemented one or more plans that, as appropriate: (i) identify internal and external risks to the security of Personal Information, Company Data and Confidential Information; (ii) implement, monitor and maintain administrative, electronic and physical safeguards designed to control those risks; (iii) establish one or more incident response plans intended to address Security Incident response procedures; and (iv) adhere to notification procedures in compliance with applicable Privacy Laws.

(g) Each current Employee has received training from the Seller regarding information security that is relevant to each such Employee’s role and responsibility within the business and such Employee’s access to Personal Information, Company Data and/or Confidential Information.

(h) The Company has deployed industry standard encryption on all portable devices and information systems containing or transmitting Personal Information, Company Data and/or Confidential Information. The Company’s IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company as currently conducted.

(i) Since the Lookback Date, the Seller has had a security risk assessment of critical corporate systems of the Business performed by a recognized third-party audit firm. The Seller has used reasonable efforts to address and remediate all critical or high-risk threats and deficiencies identified in each such assessment. An independent vulnerability assessment of the Company has also been conducted as of the date of this Agreement.

(j) Since the Lookback Date, the Company (or the Seller for the benefit of the Company) has maintained a cyber-insurance policy that is sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. Schedule 3.13(j) sets forth a complete and accurate list of all pending claims and the claims history for the Company and the Business under such cyber insurance policy. The Seller has delivered or made available to Buyer a true, complete, and correct copy of such cyber insurance policy.

(k) There is no Proceeding initiated by any other Person pending or, to the Knowledge of the Seller, threatened against the Company or its agents or subcontractors alleging a violation of applicable Privacy Laws, nor has there been any court order affecting the Company’s use, disclosure or other processing of any Personal Information. To the Knowledge of the Seller, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would reasonably be expected to constitute a reasonable basis for such Proceeding relating to privacy or data protection. The Company has not received any communications from or been the subject of any investigation, claim or complaint by, the U.S. Federal Trade Commission or any data protection authority or other Governmental Body regarding the Company’s compliance with applicable Privacy Laws. The Company has not been subject to any audit, investigation, enforcement action (including any fines or other sanctions) or other legal action, relating to any actual, alleged or suspected Security Incident or violation of any Privacy Law, any Company Privacy Policy or any Person’s individual privacy rights involving Personal Information in the possession or control of the Company, or held or Processed by any vendor, processor or other third party for or on behalf of the Company, and to the Knowledge of the Seller there are no facts or circumstances that would be reasonably be expected to give rise to any of the foregoing. The Company is, and at all times has been, in compliance in all material respects with all applicable Laws relating to the transmission of unsolicited commercial emails, phone calls, faxes and mail and marketing other similar campaigns, including and as applicable, the CAN-SPAM Act of 2003 (codified at 15 U.S.C. §§ 7701-7713 and 18 U.S.C. § 1037), Sections 17529.1-17529.9 and Section 17538.45 of the California Business and Professions Code, the Junk Fax Prevention Act of 2005 (Pub.L. 109–21), the Do-Not-Call Implementation Act of 2003 (Pub.L. 108–10), the Communications Act of 1934, as amended by the Telecommunications Act of 1996, the Telephone Consumer Protection Act of 1991 (Pub.L. 102–243) and all similar applicable Laws. No solicitation, statement, disclosure or marketing, promotional or advertising material included in any email marketing campaigns or mail and marketing campaigns initiated, facilitated, supported or transmitted by the Company has been in violation of any Privacy Law.

(l) The signing, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder do not and will not conflict with or result in a violation or breach of any applicable Privacy Laws or Company Privacy Policies (as currently existing or as existing at any time during which any Personal Information was collected or Processed by or for the Company). Upon the Closing, the Company will continue to have the right to use such Personal Information on terms and conditions identical to those on which the Company had the right to use such Personal Information immediately prior to the Closing, including, with respect to certain Personal Information of the Company that is to be transitioned from the Seller to the Company pursuant to the Transition Services Agreement, access to such Personal Information prior to such transition pursuant to the services to be provided pursuant to the Transition Services Agreement.

3.14 Tax.

(a) The Company has duly and timely filed with the appropriate Governmental Body all Tax Returns that it was required to have filed, and all such Tax Returns are true, correct and complete in all material respects. Any and all Taxes owed (or required to be remitted) by or on behalf of the Company (whether or not shown or required to be shown on any Tax Return) have been timely paid to the appropriate Governmental Body. There are no Encumbrances on any of the assets of the Company that arose in connection with, or otherwise relate to, any failure (or alleged failure) to pay any Tax. The Company has withheld or collected, and timely paid to the appropriate Governmental Body, all Taxes required to have been withheld or collected and remitted, and complied with all information reporting and back-up withholding requirements, and has maintained all required records with respect thereto, in connection with amounts paid or owing to any current or former Employee, current or former Independent Contractor or current or former customer, creditor or equityholder of the Company or any other third party.

(b) Schedule 3.14(b) (i) contains a list of all states, territories and other jurisdictions (whether domestic or foreign) in which the Company has filed a Tax Return at any time during the six-year period ending on the Closing Date, (ii) identifies the type of each such Tax Return (e.g., income, value added tax, sales or property), (iii) identifies those Tax Returns that have been or are currently subject to a Tax Contest, and (iv) lists all Tax rulings and similar determinations requested or received by the Company. The Seller has delivered or made available to the Buyer true, correct and complete copies of all Tax Returns filed by, and all examination reports, and statements of deficiencies assessed against or agreed to by, the Company during the four-year period ending on the Closing Date.

(c) There is no dispute or claim concerning any Liability for Taxes paid, collected or remitted (or to be paid, collected or permitted) by the Company either (i) claimed or raised by any Governmental Body in writing or (ii) as to which the Seller has Knowledge. The Company has not waived any statute or period of limitations with respect to any Tax or agreed, or been requested by any Governmental Body to agree, to any extension of time with respect to any Tax. No extension of time within which to file any Tax Return of the Company has been requested, granted or currently is in effect. No issues relating to Taxes of the Company were raised by the relevant Governmental Body in any completed audit or examination that would reasonably be expected to result in a liability in respect of Taxes in a Tax period (or portion thereof) beginning after the Closing Date.

(d) The Company is not a party to any Tax allocation, sharing, indemnity, reimbursement or similar agreement. The Company is not currently, and has never been, a member of an affiliated group of corporations or filed or been included in a combined, consolidated or unitary income Tax Return. The Company has no Liability for Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of any other Law), as a transferee or successor, or by Contract (other than a contract entered into in the ordinary course of business, the pricing of which does not relate to Taxes). The Company has not made any payments, is obligated to make any payments or is a party to any Contract that under certain circumstances could obligate the Company to make any payments that will not be deductible under Code § 280G (or any corresponding or similar provision of state, local or foreign Tax Law). No payment which is or may be made by, from or with respect to any Employee Benefit Plan or otherwise to any current or former Employee, current or former Independent Contractor or current or former director or officer of the Company in connection with the Transactions, alone or in combination with any other event, could be properly characterized as an “excess parachute payment” under Code § 280G or could be subject to an excise Tax under Code § 4999.

(e) The unpaid Taxes of the Company (i) did not, as of the Interim Date, exceed the reserve for Liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its respective Tax Returns. Since the Interim Date, the Company has not incurred any Liability for Taxes outside the ordinary course of business.

(f) The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or improper use of, a method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iii) election under Code § 965; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) intercompany transaction or excess loss account described in the Treasury Regulations under Code § 1502 or any corresponding or similar provision of state, local or foreign income Tax Law.

(g) Schedule 3.14(g) lists each agreement, contract, plan or other arrangement (whether or not written and whether or not an Employee Benefit Plan) to which the Company is a party that is a “nonqualified deferred compensation plan” within the meaning of Code § 409A and the Treasury Regulations promulgated hereunder. Each such nonqualified deferred compensation plan (i) complies, and is operated and administered in accordance, with the requirements of Code § 409A, the Treasury Regulations promulgated thereunder and any other IRS guidance issued thereunder and (ii) has been operated and administered in compliance with Code § 409A.

(h) The Company has not distributed any Equity of another Person, and has not had its Equity distributed by another Person, in a transaction that was purposed or intended to be governed in whole or in part by Code § 355 or Code § 361. The Company is not, and has never been, a party to any “reportable transaction” as defined in Code § 6707A(c)(1) or Treasury Regulation § 1.6011-4(b) (or any corresponding or similar provision of state, local or foreign Tax Law). No closing agreements, private letter rulings, technical advice memoranda or other similar agreements or rulings related to Taxes have been entered into or issued by any Governmental Body with or in respect of the Company.

(i) To the extent that the Company has taken advantage of any change in applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable Tax payment obligations of the Company (or any current or former Employees) to a Governmental Body, the Company has paid all such deferred or delayed amounts in full. The Company has not otherwise availed itself of any of the Tax credits or benefits pursuant to the Coronavirus Aid, Relief, and Economic Security Act.

(j) The Company is, and since its formation has been, properly treated as either (i) a “qualified subchapter S subsidiary,” within the meaning of Section 1361(b)(3)(B) of the Code or (ii) an entity disregarded as separate from its single member, in each case, for U.S. federal and, where applicable, state, and local income Tax purposes.

(k) The Company has not (i) had a permanent establishment (within the meaning of an applicable Tax treaty) in, (ii) had any taxable nexus or other connection with or (iii) otherwise been subject to Tax in, in each case, a country other than the country of its formation (or any political subdivision thereof or therein) and the Company has not received any notice or communication from a Tax authority alleging the existence of any such trade or business, permanent establishment, nexus or other connection, or Tax obligation in a country other than the country of its incorporation (or any political subdivision thereof or therein).

(l) The Company does not own any interest, directly or indirectly, in any joint venture, partnership, limited liability company, association or other entity that is treated as a partnership for federal or state income Tax purposes.

3.15 Legal Compliance; Permits.

(a) The Company is, and at all times has been, in compliance in all material respects with all applicable Laws and Permits. The Business is, and at all times has been, conducted by the Company, the Seller and their Affiliates in compliance in all material respects with all applicable Laws and Permits. The Company is not in violation of, or has received any notices of violation of, or is under investigation for violation of, any applicable Law or Permit with respect to the conduct of its business or the ownership or operation of its business. No Proceeding has been filed or commenced against the Company or the Business since the Lookback Date, and no Proceeding is pending or, to the Knowledge of the Seller, threatened or anticipated, against the Company or the Business, in each case, alleging any failure to comply with or violation of any applicable Law or Permit. No event has occurred or circumstance exists that, with or without notice or lapse of time or both, would reasonably be expected to constitute or result in a violation by the Company or the Business of, or a failure by the Company or the Business to comply with, any applicable Law or Permit. None of the Company, the Seller or any of their Affiliates has received any notice or other communication from any Governmental Body or other Person regarding any actual, alleged or potential violation of, failure to comply with or Liability under, any applicable Law or Permit by the Company or the Business or any cancellation, termination or failure to renew any Permit by the Company or the Business. Neither the Company nor, in connection with the Business, the Seller or its Affiliates, engages in or facilitates, or has engaged in or facilitated, any anticompetitive practices or conduct in violation of applicable antitrust Laws, including in connection with the Board Communities.

(b) The Company holds, and at all times since the Lookback Date, has held each Permit (i) pursuant to which the Business currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Business or the holding of any such interest, and all such Permits are in full force and effect. The Company is, and at all times since the Lookback Date has been, in compliance in all material respects with all such Permits. Schedule 3.15(b) sets forth a true, correct and complete list of each Permit held by the Company or that otherwise relates to the Business, or any asset owned or used by, the Company or the Business and the expiration or renewal date of each such Permit. Each Permit listed on Schedule 3.15(b) is renewable and, to the Knowledge of the Seller, there is no reason why such Permit will not be promptly renewed. The Permits listed on Schedule 3.15(b) constitute all of the Permits necessary to allow the Company to lawfully conduct and operate the Business as currently conducted and operated and to own and use its assets as currently owned and used.

3.16 Litigation. There is no Proceeding pending or, to the Knowledge of the Seller, threatened or anticipated against, by, relating to or affecting (a) the Company, the Business or any property, rights, assets or personnel of the Company or the Business, (b) the Seller or its Affiliate that relates to the Company Interests or (c) the Transactions. No event has occurred or circumstance exists that, with or without notice or lapse of time or both, would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. There is no outstanding Order, and no unsatisfied judgment, penalty or award, in each case, against or affecting the Company, the Business or any property, rights, assets or personnel of the Company or the Business or to which any of the foregoing is subject. Schedule 3.16 lists (i) all Proceedings pending at any time since the Lookback Date involving the Company, the Business or any property, rights, assets or personnel of the Company or the Business, and (ii) all Orders in effect at any time since the Lookback Date to which the Company, the Business or any property, rights, assets or personnel of the Company or the Business has been subject.

3.17 Employees; Independent Contractors.

(a) Schedule 3.17(a) sets forth the name, employer, job title, date of commencement of employment, employer, annual base salary or hourly wage rate (as applicable), bonus target (as applicable), any change in compensation since January 1, 2024, exempt or non-exempt status under the applicable wage and hour Laws, any sick, paid time off and/or vacation leave that is accrued and unused, geographic location, employment authorization status (including expiration, as applicable), and nonimmigrant visa (as applicable) with respect to each current Employee. All compensation, including wages, commissions, bonuses, fees and other compensation payable to current and former Employees pursuant to any Law, Contract or policy of the Company, the Seller or their Affiliates for services performed on or prior to the Closing Date have been paid in full or otherwise accrued.

(b) Schedule 3.17(b) lists each Person who is currently engaged as an Independent Contractor, enumerating such Independent Contractor’s compensation, a brief description of the nature of the services provided by such Independent Contractor, the initial date of such Independent Contractor’s engagement, the geographic location (by city and state) of such Independent Contractor, the anticipated end date of each such Independent Contractor’s engagement, and the Company or third party by which such Independent Contractor is engaged. The Seller has provided to Buyer true, correct and complete copies of each of the following: (A) all forms of agreements with current Independent Contractors, (B) all forms of confidentiality, non-competition or inventions agreements with current and former Independent Contractors, and (C) all manuals, handbooks, and policies with regard to terms of service and procedures for current and former Independent Contractors. All compensation, including commissions, bonuses, fees and other compensation payable to current and former Independent Contractors pursuant to any Law, Contract or policy of the Company, the Seller or their Affiliates for services performed on or prior to the Closing Date have been paid in full or otherwise accrued.

(c) All current and former Independent Contractors satisfy (or satisfied) the requirements of applicable Law to be classified as an independent contractor, and no current or former Independent Contractor is (or was) entitled to be classified as an employee of the Company. No current or former Independent Contractor has made or threatened any claim, whether verbally or in writing, to the Company that he or she is (or was), or should be (or should have been) classified as, an employee of the Company, and no other Person has claimed or threatened, whether verbally or in writing, that an employer-employee relationship existed or exists between the Company and any of its current or former Independent Contractors. No Independent Contractors currently participate or have participated in any Employee Benefit Plan. The Company is not and has not since the Lookback Date been the recipient of any outsourced, staffed or temporary labor from any third party. All such outsourcing or temporary labor Contracts comply in all respects with applicable Laws, and each Independent Contractor engaged by the Company pursuant to each such Contract is treated as the employee of such outsourced or temporary labor provider under applicable Laws.

(d) The Company has no unionized employees. The Company is not and has not since the Lookback Date been a party to or bound by any collective bargaining agreement or labor Contract, and no other Contract or agreement is in the process of being negotiated. The Company has not experienced, is not currently experiencing and has never been threatened with any strike, slowdown, picketing, work stoppage, employee grievance process, claim of unfair labor practice or other collective bargaining dispute. There is no current lockout of any current Employees, and, to the Seller’s Knowledge, no such action is contemplated. The Company has not committed any unfair labor practice under the National Labor Relations Act of 1935, as amended. No event has occurred or circumstance exists that, with or without notice or lapse of time or both, would reasonably be expected to provide the basis for any work stoppage or other labor dispute involving the Employees. There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to any current Employees, and no such organizational effort has ever been made or threatened. To the Knowledge of the Seller, none of the current Employees or current Independent Contractors intend to terminate their relationship with or provision of services to the Company prior to or in connection with the Closing.

(e) No current Employee, Independent Contractor, officer, manager or director of the Company is a party to or bound by any Contract with the Seller or any of its Affiliates or, to the Seller’s Knowledge, with any other Person that (i) could adversely affect the performance of his or her duties in such capacity other than for the benefit of the Company, (ii) could adversely affect the ability of the Company to conduct its business, (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Company or (iv) requires him or her to transfer, assign, disclose or use (or refrain from doing any of the foregoing) Confidential Information, Intellectual Property or any other information concerning his or her work to anyone other than the Company. To the Knowledge of the Seller, (1) no current Employee or current Independent Contractor is in violation of or has violated any confidentiality, non-competition or other restrictive covenants imposed on such Employee or Independent Contractor in favor of any Person other than the Company or the Seller; and (2) no current Employee, current Independent Contractor, officer, manager or director of the Company has violated any material obligations of the applicable employment Contract, non-disclosure Contract or non-competition Contract with the Company or the Seller.

(f) The employment of each current Employee is terminable at will by the Company or the Seller, as applicable. Except as required by Law, upon termination of employment of any current Employee for any reason, no severance, change in control or other similar payments will become due by the Company and/or the Seller, as applicable. Neither the Company nor the Seller has any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with termination of employment of any Employee for any reason. Neither the Company nor the Seller engages and has not since the Lookback Date engaged any current or former Employee or current Independent Contractor whose employment or engagement requires special licenses or permits in order for that Person to provide services to the Company.

(g) The Company is, and at all times has been, in compliance in all material respects with all applicable Laws and Contracts relating to employment, labor and fair employment practices, including all Laws, Orders and other sources of enforceable rights relating to hiring, discharge or terms and conditions of employment wages (including incentive compensation, commissions and bonuses), hours, employment registration, meal and break periods, paid time off, sick time, leaves of absence, child labor, pay equity, background checks, drug testing, salary history inquiries, privacy, collective bargaining, labor relationships, fair employment practices, working conditions, plant closures, affirmative action, compensation matters, discrimination, sexual harassment, civil rights and equal employment opportunity, retaliation, worker classification (including classification of current and former Employees as exempt or non-exempt, such as with respect to record-keeping, minimum wages, and overtime pay and classification of workers as independent contractors or employees for all applicable laws), disability rights or benefits, paid sick leave, whistleblowing, immigration and citizenship (including timely and proper completion and retention of Forms I-9 for all current and former Employees, work visas, employment authorization, and the Immigration Reform and Control Act), unemployment insurance, occupational safety and health, workers’ compensation, the collection and payment of withholding Tax, Social Security Tax and/or contributions and similar Tax, and any and all other matters involving compensation or benefits afforded or not afforded to current and former Employees, current and former Independent Contractors or current or former managers or officers of the Company. The Company and the Seller are, and at all times have been, in compliance in all material respects with the Fair Labor Standards Act and all applicable state and local wage and hour Laws with respect to the Employees and have no Liabilities pursuant thereto. The Company has no Liabilities with respect to the misclassification of (i) any Person as an independent contractor rather than as an employee, (ii) any Person as an employee rather than an independent contractor, (iii) any current or former Employee leased from another employer, or (iv) any current or former Employee currently or formerly classified as exempt from overtime wages. No current or former Employee classified by the Company as exempt has made any claim, whether verbally or in writing, to the Company that he or she is (or was), or should be (or should have been) classified by the Company as a non-exempt employee. The Company is not and has not since the Lookback Date been delinquent in any payments to any current or former Employee or current or former Independent Contractor for any wages, salaries, commissions, bonuses, severance, termination pay or other direct compensation for any services performed for them or amounts required to be reimbursed to such Persons, and the Company has withheld, and timely paid to the appropriate Governmental Body, all amounts required by Law or by Contract to be withheld and remitted from the compensation paid to any current or former Employee or current or former Independent Contractor.

(h) There are no currently pending or threatened in writing charges, investigations (including internal Company investigations), administrative proceedings, audits or complaints (formal or informal) between a current or former Employee or current or former Independent Contractor and the Company. There are no, and there have not been since the Lookback Date, any charges, internal or external investigations or inquiries, lawsuits, administrative proceedings, grievances, arbitrations, workers’ compensation or workplace safety and insurance claims, long-term disability claims, pay equity complaints, occupational health and safety charges, claims or investigations of wrongful (including constructive) discharge, audits or complaints (formal or informal) between the Company and any of its current or former Employees or past or current or former Independent Contractors, relating to: (i) discrimination, retaliation or harassment, including discrimination based on sex, sexual harassment, age, marital status, race, national origin, sexual preference, handicap, disability or veteran status against the Company involving or related to any current or former Employee or current or former Independent Contractor, (ii) unlawful employment practices of any nature pending or threatened in writing before the U.S. Equal Employment Opportunity Commission or any other Governmental Body involving or related to any current or former Employee or current or former Independent Contractor, or (iii) wage or hour violations involving the Company pending or threatened before the U.S. Department of Labor or any other Governmental Body.

(i) There are no claims pending or, to the Knowledge of the Seller, threatened or anticipated, against the Company under any workers’ compensation plan or policy or for long-term disability. There are no, and there have not been since the Lookback Date, any lawsuits, grievances, arbitrations, administrative hearings, insurance claims, internal or external investigations, and written or oral complaints filed or, to the Knowledge of the Seller, threatened, between the Company, on the one hand, and any of their respective current or former Employees or current or former Independent Contractors, on the other hand.

(j) The Company is, and at all times has been, in compliance with WARN and has no Liabilities pursuant thereto. The Company has not (i) implemented or been involved in any “mass layoff” or “plant closing” (as defined in WARN), (ii) caused any of its current or former Employees to suffer an “employment loss” (as defined in WARN) during the 90-day period immediately preceding the Closing Date or (iii) been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of WARN.

(k) The Company is not subject to any affirmative action obligations under any Law or is a government contractor or subcontractor for the purposes of any Law with respect to the terms and conditions of employment, including prevailing wage Laws.

(l) Current and former Employees are, and have at all times since the Lookback Date been, legally authorized to work in the United States and the Company is, and has at all times been, in compliance in all material respects with the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder. The Company has at all times since the Lookback Date collected and have retained in their records a current Form I-9 and all other records, documents or other papers and on-boarding materials that are generally collected in connection with the completion of the Form I-9. Since the Lookback Date, neither the Company nor the Seller has received written correspondence from the United States Social Security Administration advising of a “no match” between any current or former Employee’s name and social security number, and there has been no alleged mismatch between the name and social security number of any current or former Employee. All current Employees are legally authorized to work in the United States and will be legally authorized to work in the United States for the Company immediately following the consummation of the Transactions, without the need for any action to be taken by the Company.

3.18 Employee Benefits.

(a) Schedule 3.18(a) sets forth a correct, current and complete list of each Employee Benefit Plan. Each Employee Benefit Plan that will cease to be available to any current or former Employees, current or former Independent Contractors or other personnel of the Company or the Business as a result of the Transactions is marked with an asterisk on Schedule 3.18(a).

(b) Each Employee Benefit Plan (and each related trust, insurance contract, custodial account or fund) has been established, operated and administered in compliance in all material respects with its terms and ERISA, the Code and all other applicable Laws. No act, omission or other event has occurred with respect to any Employee Benefit Plan or related trust that could reasonably be expected to subject the Company to any Tax under ERISA, the Code or other applicable Laws.

(c) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports and summary plan descriptions) have been timely filed and distributed appropriately with respect to each Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each Employee Benefit Plan that is a group health plan.

(d) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been timely paid to each Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(e) Each Employee Benefit Plan that is an Employee Pension Benefit Plan that is intended to be a “qualified plan” under Code § 401(a) and is so qualified and has received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS that it is such a “qualified plan,” and, to the Knowledge of the Seller, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would reasonably be expected to result in or cause the revocation of such letter, and no such revocation has been threatened.

(f) The Company has no commitment, obligation, intention or understanding, or has made any representation to any current or former Employee, current or former Independent Contractor, officer, director or manager of the Company (whether or not legally binding), to adopt, amend, modify or terminate any Employee Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Transactions or otherwise. Each Employee Benefit Plan can be amended, terminated or otherwise discontinued in connection with or after the Closing in accordance with its terms without material Liabilities to the Buyer, the Company or any of their respective Affiliates, other than ordinary administrative expenses typically incurred in a termination event.

(g) Neither the execution and delivery of any Transaction Document nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time or both: (A) entitle any current or former Employee, current or former Independent Contractor, director or officer of the Company to severance pay, any increase in severance pay or any other payment; (B) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock or stock-based compensation) due to any current or former Employee, current or former Independent Contractor, director or officer of the Company; (C) limit or restrict the right of the Company to merge, amend or terminate any Employee Benefit Plan; (D) increase the amount payable under or result in any other material obligation pursuant to any Employee Benefit Plan; or (E) constitute a triggering event under any Employee Benefit Plan that (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, “parachute payment” (as defined in Code § 280G).

(h) For each calendar year that the Company is, or is part of, an “applicable large employer”, (i) the Company has, for the relevant period, offered the requisite number of “full-time employees” group health coverage which is “affordable” and of “minimum value” (as such terms are defined by the employer shared responsibility provisions of the Patient Protection and Affordable Care Act), (ii) no act, omission or other event has occurred that could reasonably be expected to subject the Company or any ERISA Affiliate to any assessable payment under Code §§ 4980H(a) or 4980H(b) and (iii) the Company and each ERISA Affiliate has accurately and timely complied with the information reporting requirements under Code §§ 6055 and 6065.

(i) The Seller has delivered or otherwise made available to the Buyer current, complete, and accurate copies of the following, as applicable, (i) each Employee Benefit Plan document (including any amendments thereto) (or, with respect to any unwritten Employee Benefit Plans, complete and accurate descriptions thereof), (ii) for years ended after the Lookback Date, (A) annual reports on Form 5500 filed with the IRS or any other governmental authority with respect to each Employee Benefit Plan (if any such report was required) and all schedules and attachments thereto, (B) audited financial statements and actuarial valuation reports with respect to each Employee Benefit Plan (if any such financial statements and reports are required), and (C) nondiscrimination and top-heavy tests (to the extent such tests are required), (iii) the most recent summary plan description for each Employee Benefit Plan and any summaries of material modifications and summaries of benefits and coverage, (iv) each trust agreement or other funding arrangements, custodial agreements, insurance policies and contracts, administration and service provider agreements, investment management agreements, investment advisory agreements, group annuity agreement, or side letter relating to any Employee Benefit Plan, (v) the most recent IRS determination letter or opinion letter with respect to any Employee Pension Benefit Plan, (vi) all material notices, letters, or other correspondence from or with the IRS, Department of Labor, or other governmental authority with respect to any Employee Benefit Plan, and (vii) any filings under any amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Body, including the Employee Plans Compliance Resolution System, Voluntary Fiduciary Correction Program, or Delinquent Filer Voluntary Fiduciary Correction Program.

(j) No Employee Benefit Plan provides post-retirement medical, health, life insurance, or other welfare-type benefits to any current or former Employee, officer, director, manager, equityholder, or other service provider, or their respective family members, of the Company or any ERISA Affiliate (other than as required by ERISA § 601 et seq. or other similar applicable Law). Neither the Company nor any ERISA Affiliate has any Liability to provide post-termination or retiree medical benefits to any individual or ever represented, promised, or contracted to any individual that such individual would be provided with post-termination or retiree medical benefit.

(k) With respect to each Employee Benefit Plan: (i) there has been no “prohibited transaction” (as defined in ERISA § 406 or Code § 4975) with respect to any such Employee Benefit Plan; (ii) no “fiduciary” (as defined in ERISA § 3(21)) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan; (iii) no Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller, threatened or anticipated; (iv) to the Knowledge of the Seller, there is no basis for any such Proceeding; (v) there are no pending, or to the Knowledge of the Seller, threatened or anticipated claims with respect to any such Employee Benefit Plan other than routine claims for benefits; and (vi) the Company has not taken any corrective action or made a filing under any voluntary correction or amnesty program of the IRS, the U.S. Department of Labor or any other Governmental Body with respect to any such Employee Benefit Plan, and there are no material plan defects with respect to any such Employee Benefit Plan that would qualify for correction under any such program.

(l) Neither the Company nor any ERISA Affiliate contributes, has contributed, has been required to contribute, or as a result of the Transactions will be required to contribute to any (i) Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA § 4201) under any Multiemployer Plan; (ii) “multiple employer plan” within the meaning of Code § 413(c); (iii) Employee Pension Benefit Plan that is subject to Title IV of ERISA or the minimum funding standards of Code § 412; or (iv) self-funded (or self-insured) group health plan, “multiple employer welfare arrangement,” as defined in ERISA § 3(40), welfare benefit fund (as such term is defined in Code § 419), or voluntary employees’ beneficiary association under Code § 501(c)(9). The Company does not maintain, has not maintained, does not contribute to, has not contributed to, has not been required to contribute to and as a result of the Transactions will not be required to contribute to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated Employees, their spouses or their dependents (other than in accordance with COBRA). The Company has no obligation to indemnify or gross-up any individual for any Taxes or interest imposed under Code §§ 409A and 4999 or accelerated under Code § 409A.

(m) Neither the Company nor any ERISA Affiliate has in any material respect (i) violated any of the requirements of the Family and Medical Leave Act, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, the Patient Protection and Affordable Care Act or the Health Care and Education Reconciliation Act of 2010, or any amendment to each such act, or any similar provisions of state Law or (ii) incurred or reasonably expects to incur, either directly or indirectly, any Tax or penalty under Code §§ 4975 or 4980 or the Patient Protection and Affordable Care Act of 2010, as amended.

(n) The Company does not make, and is not required to make, contributions to any private employee pension or disability plan, or to any formal or informal plan or agreement for payment of compensation or termination of employment. The Company (or the Seller on behalf of the Company) has paid in full all social security contributions, unemployment contributions, wages, salaries, commissions, bonuses, benefits and other compensation due to or with respect to any current or former Employees, current or former Independent Contractors, service providers, officers and directors. There are no outstanding loans or guarantees granted by the Company to the benefit of any current or former Employee, current or former Independent Contractor, service provider, officer or director.

(o) Schedule 3.18(o) sets forth (i) all Contracts with current Employees providing for severance by the Company or the Seller, (ii) all severance programs and policies of the Company or the Seller and (iii) all plans, programs, agreements and other arrangements of the Company or the Seller with or relating to its current Employees containing change of control or similar provisions. Each such Contract, program or policy that will cease to be available to such Persons as a result of the Transactions is marked with an asterisk on Schedule 3.18(o).

(p) Schedule 3.18(p) sets forth (i) all Contracts with current Employees providing for sabbatical or similar leaves of absence, and (ii) all sabbatical or similar leaves of absence programs and policies of the Company or the Seller. Each such Contract, program or policy that will cease to be available to such Persons as a result of the Transactions is marked with an asterisk on Schedule 3.18(p).

3.19 Customers, Vendors and Board Communities.

(a) With respect to the fiscal years ended December 31, 2022 and December 31, 2023 and the Interim Period, Schedule 3.19(a) lists (i) each customer of the Business during each such period from which the Business derived, in the aggregate, at least $50,000 in annual recurring revenue as of the last day in each such period (showing the dollar volume for each) (the “Key Customers”) and (ii) the five largest (by annualized spend attributable to the Business) vendors of the Business as of the last day in each such period (showing the dollar volume for each) (the “Key Vendors”). Schedule 3.19(a) also, with respect to the Key Vendors, specifically identifies whether such Key Vendor is the sole source of supply (whether or not there is a comparably-priced source of supply) for the Business with respect to the materials, products or services provided by such Key Vendor. With respect to each of the fiscal years ended December 31, 2022 and December 31, 2023, no customer accounted for more than one percent (1%) of the annual revenue of the Business. The Company is not required to provide any material bonding or other financial security arrangements in connection with any of its transactions with any Key Customer or Key Vendor. Except as set forth on Schedule 3.19(a), neither any Key Customer nor any Key Vendor has (x) terminated its overall business engagement with the Seller (with respect to the Business) or the Company, failed to renew all subscriptions to Board Communities, declared any force majeure, changed the pricing or other terms of or otherwise materially altered its overall business engagement with the Seller (with respect to the Business) or the Company, (y) to the Seller’s Knowledge, entered into bankruptcy, liquidation, reorganization or receivership proceedings or (z) notified the Company or the Seller of its intent to do, or its expectation of, any of the foregoing. No customers in the aggregate constituting more than eighteen percent (18%) of the annual recurring revenue of the Business as of December 31, 2022 or December 31, 2023 have terminated or failed to renew their business engagement with the Seller (with respect to the Business) or the Company or notified the Company or the Seller of their intent to do any of the foregoing. There are no, and since the Lookback Date have not been any, material disputes or controversies with any Key Customer or Key Vendor. To the Knowledge of the Seller, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would reasonably be expected to give rise to or serve as a basis for any adverse change to the Company’s relationship with any Key Customer or Key Vendor.

(b) Schedule 3.19(b) sets forth the average annual member renewal rate (as calculated in the manner set forth in Schedule 3.19(b)) for each Board Community for each of the fiscal years ended December 31, 2022 and December 31, 2023. The combined average annual member retention rate (as calculated in the manner set forth in Schedule 3.19(b)) among the Board Communities, in the aggregate, exceeded eighty percent (80%) in each of the fiscal years ended December 31, 2022 and December 31, 2023.

3.20 Transactions with Affiliates. No Seller Related Party (a) is a customer, supplier, sales representative or distributor of the Company or the Business or has engaged in any transaction (including, providing any legal, accounting or other services to the Company or the Business) with the Company or the Business, or (b) is a party to any Contract with the Company, except, in each case and as applicable, in connection with any legal, accounting or other professional or administrative overhead services provided in the ordinary course of business by the Seller or a Subsidiary of the Seller to the Company, in each case, as set forth in Schedule 5.6. No Seller Related Party owns, directly or indirectly, on an individual or joint basis, any financial interest (other than passive investments in publicly traded securities) in, or serves as an officer or director or in a similar capacity of, any competitor, supplier, customer, sales representative or distributor of the Company or any other organization that has a business relationship with the Company (other than any party which itself constitutes a Seller Related Party). The Company has not (i) loaned any amounts that remain outstanding to any Seller Related Party or (ii) incurred any loans or advances from any Seller Related Party that remains outstanding. None of the assets of the Company or the Business are owned or used by or leased to or from any Seller Related Party. No Seller Related Party is a party to any Contract with, or has any claim or right against the Company. None of the Seller, any controlled Affiliates of the Seller or, to the Seller’s Knowledge, any other Seller Related Party has engaged in competition against the Company or the Business.

3.21 Insurance. Schedule 3.21 sets forth the following information with respect to each Insurance Policy: the name of the insurer, the policy number, the name of the policyholder, the period of coverage, the annual premium and deductibles, the amount of coverage and the type of coverage. The Seller has delivered or otherwise made available to the Buyer true, correct and complete copies of each Insurance Policy, including any amendments or supplements thereto, their respective loss runs and outstanding claims as of a recent date, in each case, to the extent related to the Business, and each pending application of the Business for any insurance policy. All premiums relating to the Insurance Policies have been timely paid. Schedule 3.21 describes any self-insurance arrangements affecting the Company or the Business. All Insurance Policies are in full force and effect. No Insurance Policy has been subject to any lapse in coverage, and none of the Company, the Seller or any of their Affiliates has received notice of cancellation, termination or non-renewal of any Insurance Policy. The limits on the Insurance Policies have not been exhausted or significantly diminished. The Company has been covered at all times since the Lookback Date by insurance in scope and amount reasonable for the Business during such period. There is no Proceeding pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy. The Company and the Business are in compliance with all obligations relating to insurance created by Law or any Contract to which the Company is a party.

3.22 No Brokers’ Fees. The Company has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions.

3.23 International Trade; Anti-Corruption. Neither the Company nor, to the Knowledge of the Seller, any of the Company’s officers, directors, managers, current or former Employees, current or former Independent Contractors, agents, or other Persons acting for or on behalf of the Company or the Business is or has been (a) a Sanctioned Person, (b) engaging in any transactions or business dealings with any Sanctioned Person, or (c) engaging in any transactions or business dealings in or with any Sanctioned Country; and neither the Company nor, in connection with the Business, the Seller or its Affiliates, are, or have ever been, in violation in any material respect of applicable Sanctions, export control Laws, or anti-boycott Laws. Neither the Company nor, to the Knowledge of the Seller, any of the Company’s officers, directors, managers, current or former Employees, current or former Independent Contractors, agents, or other Persons acting for or on behalf of the Company has at any time taken any action that would cause the Company or the Business to be in violation of any applicable Anti-Corruption Laws. None of the Company, the Seller or any of their Affiliates has received any internal or external allegation, or any notice or inquiry from any Governmental Body, concerning any actual or potential violation or wrongdoing related to Anti- Corruption Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

The Buyer represents and warrants to the Seller that the statements contained in this Article IV are true, correct and complete as of the Closing Date:

4.1 Organization and Authority. The Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has full limited liability company power and authority to execute and deliver each Transaction Document to which the Buyer is a party and to perform the Buyer’s obligations hereunder and thereunder. The execution and delivery by the Buyer of each Transaction Document to which the Buyer is a party and the performance by the Buyer of the Transactions have been duly approved by all requisite corporate action of the Buyer. Each Transaction Document to which the Buyer is a party constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of such Transaction Document, except as such validity, binding effect or enforceability may be limited by the Enforceability Exceptions.

4.2 No Conflicts. Neither the execution and delivery by the Buyer of any Transaction Document nor the performance by the Buyer of the Transactions will, directly or indirectly, with or without notice or lapse of time or both: (a) materially violate any Law to which the Buyer is subject; (b) materially violate any Organizational Document of the Buyer; or (c) materially violate, materially conflict with, result in a material breach of, constitute a material default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, materially modify or exercise any materially remedy under, any material Contract to which the Buyer is a party.

4.3 Litigation. There is no material Proceeding pending or, to the knowledge of the Buyer, threatened or anticipated against the Buyer relating to or affecting the Transactions.

4.4 No Brokers’ Fees. The Buyer has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which the Seller will be liable.

4.5 Investment Intent. The Buyer is acquiring the Company Interests for its own account and not with a view to distribution of the Company Interests in violation of the Securities Act.

4.6 R&W Policy. As of the Closing Date, the Buyer has obtained the R&W Policy and the R&W Policy has been or will be in the name of the Buyer.

4.7 Sufficient Funds and Solvency. The Buyer has sufficient funds or access to sufficient funds to satisfy its obligations hereunder, including remitting the Purchase Price and any adjustments payable pursuant to Article I. The Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Seller or the Company or any of the Seller Related Party’s or the Company’s Affiliates. Assuming that (1) the representations and warranties of the Seller contained in this Agreement are true and correct (without giving effect to any knowledge, materiality or similar qualifications or exceptions therein), (2) the Seller complies in all material respects its obligations under this Agreement and the other Transaction Documents, (3) all Funded Indebtedness and Transaction Expenses have been paid in full, and (4) the Company is solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its debts and liabilities as they become absolute and matured) as of immediately prior to Closing, then at and immediately after the Closing, the Buyer (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its debts and liabilities as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred debts and liabilities beyond its ability to pay as they become absolute and matured.

4.8 Investigation. The Buyer acknowledges that it has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been afforded reasonable access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation and has conducted an independent investigation of the Company. The Buyer is reasonably knowledgeable about the industries in which the Company operates and is capable of evaluating the merits and risks of the Transactions and is able to bear the substantial economic risk of such investment.

ARTICLE V

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

5.1 Further Assurances. Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things, all as any other Party may reasonably request (and at the expense of such requesting Party) as reasonably necessary to give effect to the Transactions and carry out the intent of the Transaction Documents.

5.2 Litigation Support. If the Buyer or any of its Affiliates is evaluating, pursuing, contesting or defending against any Proceeding in connection with the Transactions or any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, then, upon the request of the Buyer, the Seller will, as applicable, (i) reasonably cooperate with the Buyer and its counsel in the evaluation, pursuit, contest or defense thereof, (ii) make available its personnel (including to provide testimony and other reasonable assistance) and (iii) provide access to its books, records and electronic data as may be reasonably necessary in connection therewith. The Buyer will reimburse the Seller for its reasonable, documented out-of-pocket expenses related to such cooperation (unless the Buyer is entitled to indemnification therefor under Section 6.1 without regard to Section 6.4).

5.3 Transition. For a period of 180 days after the Closing Date, the Seller shall, and shall cause its Affiliates to, promptly refer all inquiries relating to the Business to the Company and/or the Buyer or its Affiliates from and after the Closing. For a period of 18 months after the Closing Date, the Seller shall promptly (and, in any event within five (5) Business Days following receipt of the same) (a) notify the Company in writing of any orders and requests received by the Seller or any of its Affiliates for products or services sold by or on behalf of the Company (whether from existing or potential customers or otherwise), (b) deliver to the Company any mail or other communication received by the Seller or any of its Affiliates to the extent related to the Company and (c) remit to the Company by wire transfer of immediately available funds any payment received by the Seller or any of its Affiliates for any product or service sold by or on behalf of the Company or in satisfaction of any receivable of similar obligation owed (or otherwise payable to) to the Company. The Seller acknowledges and agrees to perform its obligations pursuant to the Transition Services Agreement and the Employee Lease Agreement on the terms and conditions contemplated therein. If, when and to the extent the security deposit (or portion thereof) is returned to the Company under the Sublease Agreement, the Company shall remit such amount to the Seller by check or wire transfer of immediately available funds.

5.4 Confidentiality. Subject to Section 5.5, the Seller will, and will cause its Affiliates and Representatives to, maintain the confidentiality of the Confidential Information at all times, and will not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of the Buyer, except with the prior written consent of the Buyer. The covenants in this Section 5.4 will not apply to Confidential Information that: (i) is or has become available to the public or in the public domain through no breach of this Agreement by the Seller or any of its Affiliates or Representatives or breach by any other Person of a duty of confidentiality owed to the Buyer, the Company or any of their Affiliates; or (ii) the Seller is required to disclose by judicial or administrative process or by other requirements of applicable Law or regulation (including stock exchange rules and U.S. securities Laws, including the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder); provided, however, that the Seller will (i) promptly notify the Buyer in writing of such required disclosure as much in advance as practicable in the circumstances, (ii) cooperate with the Buyer, if requested by the Buyer and at the Buyer’s sole cost and expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information and (iii) disclose only that portion of such information that the Seller’s counsel advises the Seller it is legally required to disclose. In addition, nothing contained herein shall prevent the Seller or its Affiliates or Representatives from disclosing Confidential Information solely to the extent required to enforce the rights of the Seller under this Agreement.

5.5 Publicity. The initial press release with respect to this Agreement and the Transactions shall be in form mutually agreed to by the Buyer and the Seller. Thereafter, no Party shall make, and each Party shall cause its Affiliates and Representatives to not make, any press release or other public announcement concerning or otherwise with respect to the Transactions or the Transaction Documents until the text of such release or announcement has been submitted to the other Parties and the other Parties have approved the same (such approval not to be unreasonably withheld, conditioned or delayed); provided, that, under no circumstances, other than release made pursuant to clause (b) below, shall any release or announcement disclose the amount of the Purchase Price or any other economic terms of the Transactions. Notwithstanding the foregoing, nothing herein shall restrict (a) the Buyer or its Affiliates (including Falfurrias Capital Partners V, LP or its general partner or any of their respective Affiliates) from disclosing (i) the Transactions and key financial information relating thereto on a confidential basis to existing and prospective investors and lenders or (ii) the Transactions in private equity, finance and mergers and acquisitions industry publications, (b) the Parent from disclosing the Transactions and the terms thereof as and solely to the extent required for compliance with U.S. securities Laws, including the Securities Exchange Act of 2034, as amended, and the rules promulgated thereunder (provided, that, the Parent shall give the Buyer the reasonable opportunity to review and comment on any such disclosure and shall consider in good faith any such reasonable comments as to the content or timing of any such disclosure) or (c) any Party (or its Affiliates) from disclosing information that has previously been disclosed in accordance with the provisions of this Section 5.5.

5.6 Insurance Coverage. Prior to the Closing Date, the Seller shall cause the Company to obtain, at the sole cost of the Seller, fully-paid, irrevocable “tail” insurance policies to be effective as of the Closing (collectively, the “Tail Policies”) for (i) directors’ and officers’ liability insurance, with a claims period of six years after the Closing Date and a coverage limit of $2,000,000, and (ii) employment practices liability insurance, with a claims period of six years after the Closing Date and a coverage limit of $2,000,000 and (iii) fiduciary liability insurance, with a claims period of six years after the Closing Date and a coverage limit of $2,000,000, in each case, on terms and conditions reasonably satisfactory to the Buyer and with coverage for matters existing or occurring at or prior to the Closing, including in connection with the transactions contemplated by this Agreement.

5.7 Related Party Obligations; Termination of Certain Agreement. The Seller shall take all actions necessary for all receivables and payables between the Company, on the one hand, and any Seller Related Party, on the other hand, to be paid off, forgiven or otherwise settled or extinguished, effective as of prior to the Closing, without any further liability or obligation on the part of the Company at or after the Closing. The Seller hereby acknowledges and agrees that, effective as of immediately prior to the Closing, without further action by, or notice to, any Person, the Contracts listed on Schedule 5.7 are hereby canceled and terminated and of no further force or effect, or amended such that the Company is no longer a party thereto, and the Company will have no further rights, obligations or Liability thereunder.

5.8 Seller Party Undertakings. If it is determined that any Seller Related Party holds any right, title or interest in or to any assets, properties, interests in properties or rights used exclusively or predominantly in the Business in each case, that is not expressly covered by the Transition Services Agreement, then the Seller shall, or shall cause the Seller Related Party to, as applicable, take all such actions as may be necessary or desirable to convey (or otherwise make permanently available at no additional cost) to the Company such assets, properties, interests in properties and/or rights.

5.9 Remittance of Excess Aged Accounts Receivable. The Buyer shall pay, or cause to be paid, to the Seller, by check or wire transfer of immediately available funds, the aggregate amount collected by the Company in respect of any Excess Aged Accounts Receivable, if any, as of the date that is 180 days after Closing Date. The Buyer may elect, in its sole discretion, to pay any portion of the amount required by the immediately preceding sentence, if any, at such time as the Closing Purchase Price is finally determined pursuant to Section 1.5(b).

5.10 Attorney-Client Privilege; Retention of Counsel. The parties acknowledge that Greenberg Traurig, LLP (“Counsel”) has represented the Seller and the Company in connection with the transactions contemplated by this Agreement and that Counsel may be asked to represent the Seller, or a Seller Related Party, in matters relating to this Agreement following the Closing. The Buyer and the Company agree that any attorney-client privilege, attorney work-product protection, and expectation of client confidence attaching as a result of Counsel’s pre-Closing representation of the Company and Seller in connection with the Transactions, and all information and documents covered by such privilege or protection, shall belong to and be controlled by the Seller and not the Company from and after the Closing, and shall not pass to or be claimed or used by the Buyer or, from and after the Closing, the Company; provided, that, if a dispute arises between the Buyer, the Company or any of their Affiliates, on the one hand, and any Person other than the Seller or any of its Affiliates, on the other hand, the Company may assert the attorney-client privilege and/or attorney work-product protection to prevent disclosure of any such information or documents or any communications or files of Counsel relating thereto. In no event will the Company or the Buyer after the Closing object to the Seller’s or a Seller Related Party’s retention of Counsel in connection with defending or prosecuting any claim relating to the Seller’s indemnification obligations under this Agreement or any alleged breach of this Agreement or any document or agreement entered into in connection with this Agreement.

5.11 R&W Policy. Following the Closing, the Buyer shall not, without the written consent of the Seller, amend Section VIII.B.ii. (Subrogation) of the R&W Policy in a manner that is detrimental to, or adverse to the interests of, the Seller.

5.12 Change of Company Name. Within five (5) Business Days following the Closing Date, the Company will, and the Buyer will cause the Company to, file a Certificate of Amendment with the Office of the Secretary of State of Texas changing the name of the Company to a name that does not contain the term “FiscalNote.” Following the Closing, the Company will not, and the Buyer will cause the Company not to, use the name “FiscalNote” in any way in connection with the Business, except as and to the extent set forth in the Transition Services Agreement.

5.13 Waiver of Certain Covenants. The Seller acknowledges and agrees that, notwithstanding any non-competition or non-solicitation covenants set forth in any confidentiality and invention assignment agreements or similar agreements between any Employee and the Seller or its Affiliates, (a) such Employee shall not be precluded from (and the Seller hereby waives its rights to enforce any such non-competition covenants to so preclude such Employee from) being employed or engaged by the Company or its Affiliates following the Closing and providing services to the Business, and (b) any such non-solicit covenants shall apply only to current customers, employees and consultants of the Seller as of the Closing Date.

5.14 Payment of Certain Bonuses. At the written direction of the Buyer, the Seller shall remit to the Employees all unpaid bonuses and commissions payable in the amounts and to the Employees set forth on Schedule 5.14 (less applicable payroll withholdings). To the extent any such amounts are treated as Indebtedness in the calculation of the Purchase Price (as finally determined), the Buyer shall reimburse such amounts in accordance with the provisions of Section 3 of the Employee Lease Agreement. For the avoidance of doubt, the Seller shall be responsible for the employer portion of any applicable withholdings not reflected on Schedule 5.14.

5.15 No Other Representation or Warranties. NONE OF THE SELLER RELATED PARTIES, THE COMPANY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS OR OTHER REPRESENTATIVE HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ITS BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLES II AND III AS WELL AS IN THE OTHER TRANSACTION DOCUMENTS. The Buyer acknowledges and agrees that: (a) in making the decision to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, the Buyer has relied solely upon its own investigation and the express representations and warranties set forth in Articles II and III of this Agreement (including the related portions of the Disclosure Schedules) and in the other Transaction Documents; and (b) no Seller Related Party, nor the Company, has made any representation or warranty except as expressly set forth in Articles II and III of this Agreement (including the related portions of the Disclosure Schedules) and the other Transaction Documents.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by the Seller. Subject to the terms and conditions of this Article VI, the Seller shall indemnify, defend and hold harmless the Buyer Indemnitees from, and pay and reimburse the Buyer Indemnitees for, all Losses incurred or sustained by, or imposed on, the Buyer Indemnitees from and after the Closing, directly or indirectly, relating to or arising from:

(a) any breach of or inaccuracy in any representation or warranty in Article II or Article III (other than any Fundamental Representation);

(b) any breach of or inaccuracy in any Fundamental Representation;

(c) any breach of or failure to perform any covenant or agreement of the Seller or any pre-Closing covenant or agreement of the Company in this Agreement;

(d) any Indemnified Taxes; or

(e) any Indebtedness or Transaction Expenses, in each case, to the extent unpaid and outstanding as of the Closing.

6.2 Indemnification by the Buyer. Subject to the terms and conditions of this Article VI, the Buyer shall indemnify, defend and hold harmless the Seller from, and pay and reimburse the Seller for, all Losses incurred or sustained by, or imposed on, the Seller from and after the Closing, directly or indirectly, relating to or arising from:

(a) any breach of or inaccuracy in any representation or warranty in Article IV; or

(b) any breach of or failure to perform any covenant or agreement of the Buyer or any post-closing covenant or agreement of the Company in this Agreement.

6.3 Survival and Time Limitations.

(a) All representations, warranties, covenants and agreements in this Agreement or any other certificate or document delivered pursuant to this Agreement shall survive the Closing. Any claim for indemnification pursuant to Section 6.1(a) or Section 6.2(a) may be made at any time on or before the date which is 12 months following the Closing Date. Any claim for indemnification pursuant to Section 6.1(b) may be made at any time on or before the date which is six years following the Closing Date. Any other claim for indemnification pursuant here (including pursuant to Section 6.1(c), Section 6.1(d), Section 6.1(e) or Section 6.2(b)) may be made at any time on or before the later of (i) the date which is six years following the Closing Date and (ii) the 90th day following the expiration of the statute of limitations applicable to the underlying subject matter. Notwithstanding anything to the contrary contained herein, any claim for indemnification relating to any Fraud committed by or on behalf of any Party may be made at any time without any limitation.

(b) If the Buyer or the Seller, as applicable, provides proper notice of a claim for indemnification within the applicable time period set forth in this Section 6.3, Liability for such claim will continue until such claim is finally resolved.

(c) It is the express intent of the Parties that (i) if an applicable survival period as contemplated by this Section 6.3 is shorter (or longer) than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to (or increased to) the survival period contemplated hereby and (ii) if a court of competent jurisdiction is unable to ascertain the statute of limitations applicable to the underlying subject matter in connection with a claim for indemnification hereunder, the survival period shall be deemed to be ten (10) years. The Parties further acknowledge and agree that the time periods set forth in this Section 6.3 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

6.4 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 6.4(e)), the Seller shall have no Liability for indemnification claims pursuant to Section 6.1(a) until the total of all Losses with respect to such claims exceeds $285,000, at which point the Seller shall be obligated to indemnify the Buyer Indemnitees for the aggregate amount of all Losses in excess of such deductible; provided, that the aggregate Liability of the Seller with respect to such indemnification claims shall be limited to, and the sole recourse of the Buyer Indemnitees against the Seller shall be recovery from, the Indemnity Escrow Funds.

(b) In addition to any other limitations on the Seller’s indemnification obligations hereunder, the aggregate Liability of the Seller and the Buyer, respectively, with respect to indemnification claims pursuant to Section 6.1 and Section 6.2, respectively, shall be limited to an amount equal to the Base Amount plus, if any, the Earnout Payment.

(c) With respect to any Losses for which any Buyer Indemnitee may be entitled to indemnification under this Article VI, the Buyer shall use commercially reasonable efforts to submit a claim and recover such Losses under the Tail Policies; provided, that the Buyer shall not be required to initiate or pursue (or threaten to initiate or pursue) any Proceeding against the provider or insurer of any such insurance policies.

(d) Notwithstanding anything herein to the contrary, no Party or other Person entitled to indemnification under this Article VI shall be entitled to indemnification or reimbursement under this Article VI for any amount in respect of a Loss to the extent such Party or its Affiliate has actually been indemnified or reimbursed for such amount in respect of such Loss under any other provision of this Agreement. The amount of any indemnification for a claim payable under this Article VI will be net of the receipt of any insurance proceeds actually paid to the Indemnified Party under any third-party policies of insurance covering and in respect of the Loss giving rise to such claim but net of all costs of recovery, premium increases, adjustments, deductibles and other costs and expenses incurred in connection therewith. If, at any time subsequent to the Indemnified Party receiving an indemnity payment for a claim under this Article VI, but within the same calendar year, the Indemnified Party receives payment in respect of the Loss underlying such claim through recovery, settlement or otherwise under or pursuant to any third-party insurance coverage, as contemplated above, the amount of such payment, less any costs of deductibles, adjustments, costs, expenses or premiums incurred in connection therewith, including all costs of recovery, will reasonably promptly be repaid by the Indemnified Party to the Indemnifying Party.

(e) The Buyer shall use commercially reasonable efforts to obtain recovery under the R&W Policy for any claim for indemnification pursuant to Section 6.1(a), Section 6.1(b) or Section 6.1(d), so long as (i) the retention under the R&W Policy has been satisfied, (ii) coverage is available under the R&W Policy in respect of such claim and the coverage period thereunder has not expired and (iii) the policy limits have not been reached under the R&W Policy; provided, that the Buyer shall not be required to initiate or pursue (or threaten to initiate or pursue) any Proceeding against the provider or insurer of the R&W Policy. Nothing contained in this Agreement shall in any way limit or otherwise affect any claim or recovery available to any Buyer Indemnitee or other insured under the R&W Policy and the Seller shall not have any right to subrogation under any insurance or third party indemnification agreement of any Buyer Indemnitee, including the R&W Policy.

(f) Notwithstanding anything contained herein to the contrary, the limitations on indemnification set forth in this Section 6.4 or elsewhere in this Agreement shall not apply to any Fraud committed by or on behalf of any Party.

6.5 Manner of Payment.

(a) With respect to any Losses for which any Buyer Indemnitee is entitled to indemnification pursuant to Section 6.1 (other than Section 6.1(a), which is subject to the limitations set forth in Section 6.4(a), the Buyer shall be entitled, at its election and in its sole discretion, to receive payment from the Indemnity Escrow Funds or directly from the Seller.

(b) The Indemnity Escrow Funds shall be held in trust by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agent. Within five Business Days following the date which is 12 months following the Closing Date, the Buyer and the Seller will jointly instruct the Escrow Agent in accordance with the terms of the Escrow Agreement to release to the Seller all remaining Indemnity Escrow Funds (if any) that are not subject to any outstanding indemnification claims by any Buyer Indemnitee.

(c) Notwithstanding anything else contained in this Section 6.5, the Buyer shall have the right, at its election and in its sole discretion, on behalf of itself and the other Buyer Indemnitees, to satisfy any Losses for which any Buyer Indemnitee is entitled to indemnification pursuant to Section 6.1 (other than any Losses arising from claims for indemnification pursuant to Section 6.1(a), as to which the Indemnity Escrow Funds shall be the Buyer’s sole source of recovery against the Seller) by setting off all or any portion of the amount of any such Losses against any amount otherwise payable by the Buyer or its Affiliates to the Seller, including the Earnout Payment (if any); provided, that, in each case, the Buyer shall only be permitted to satisfy such Losses (i) which are due and payable by a Buyer Indemnitee, (ii) for which the Seller has agreed in writing that a Buyer Indemnitee is entitled to recover or (ii) for which a Governmental Body has judicially determined that a Buyer Indemnitee is entitled to recover.

6.6 Other Indemnification Matters.

(a) Third Party Claims.

(i) If any Indemnified Party receives notice of the commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement (each, a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (a “Third Party Claim Notice”); provided, however, that the failure to promptly deliver a Third Party Claim Notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced by such failure.

(ii) Other than with respect to any Third Party Claim for which a Buyer Indemnitee is seeking recovery under the R&W Policy (the defense of which, for the avoidance of doubt, for all purposes of this Agreement, notwithstanding anything to the contrary herein, the Buyer and/or the insurer under the R&W Policy shall have the sole right to control (whether directly or indirectly)), in the event of a Third Party Claim during the period such Buyer Indemnitee is not seeking recovery under the R&W Policy, the Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within ten (10) days of the receipt of a Third Party Claim Notice, to assume the defense of any such Third Party Claim at the Indemnifying Party’s sole expense and by the Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party); provided, that the Indemnifying Party may not control or continue controlling such defense to the extent that (A) the Losses associated with such Third Party Claim are reasonably expected to exceed 150% of the Indemnity Escrow Amount then remaining in the Indemnity Escrow Amount, (B) the Indemnifying Party does not conduct the defense of the Third Party Claim in a diligence and competent manner, (C) the Third Party Claim relates to Taxes, is brought by a Governmental Body, involves criminal allegations or is for damages against the Indemnified Party that are other than monetary damages, (D) defense of the Third Party Claim could reasonably be expected to harm the Indemnified Party’s reputation or business relationships in any significant, material or meaningful way or such Third Party Claim involves a material customer, vendor, partner or other business relationship of the Company, or (E) the Indemnifying Party is a party to such Third Party Claim and the Indemnified Party has determined in good faith that a conflict of interest may exist between the Indemnified Party and the Indemnifying Party in connection with such defense.

(iii) In the event that the Indemnifying Party assumes the defense of any Third Party Claim, (1) subject to Section 6.6(b), it shall have the right to take such reasonable action as it reasonably deems necessary to avoid, dispute, defend or appeal any such Third Party Claim; provided, however, it shall not have any right to make counterclaims in the name and on behalf of the Indemnified Party without its prior written consent, and (2) it shall keep the Indemnified Party reasonably informed as to the status of and any developments regarding such Third Party Claim, including promptly providing copies of any settlement negotiations or offers and all other material documentation in connection therewith.

(iv) Subject to Section 6.6(a)(ii), the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. Notwithstanding the foregoing or anything to the contrary in this Agreement, if, in the judgment of counsel to the Indemnified Party, (1) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (2) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which counsel is so required by the Indemnified Party.

(v) If the Indemnifying Party elects not to compromise or defend such Third Party Claim (or is not entitled to under this Section 6.6(a)) or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to this Section 6.6, pay, compromise, or defend such Third Party Claim and shall be entitled to indemnification from the Seller for any and all Losses based upon, arising from or relating to such Third Party Claim.

(vi) The Seller and the Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including giving reasonable access to the defending party (subject to the restrictive covenants set forth in this Agreement and the Restrictive Covenant Agreement) records relating to such Third Party Claim and management employees of the non-defending party, in each case, as may be reasonably necessary for the preparation of the defense of such Third Party Claim and during normal business hours and upon reasonable advanced notice and in a manner that does not interfere with the normal business operations of the non-defending party.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of Losses which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party written notice thereof (a “Direct Claim Notice”); provided, however, that the failure to deliver such Direct Claim Notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced by such failure. Each Direct Claim Notice by an Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of material papers served with respect to such Direct Claim, if any, and describe the estimated amount of the Losses that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such Direct Claim Notice to object in good faith in writing to such Direct Claim. If the Indemnifying Party so objects within such 30-day period, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim.

(d) All indemnification payments under this Article VI shall be deemed for Tax purposes to be adjustments to the Purchase Price, unless otherwise required by Law.

(e) Any qualifications as to “materiality,” “in all material respects,” “material adverse effect” or words of similar import contained or otherwise applicable to the relevant representation or warranty (including to the extent set forth in any definitions) in this Agreement shall be disregarded for purposes of (i) determining whether there has been a breach of or inaccuracy in any representation or warranty in this Agreement and (ii) calculating the amount of any Losses that are subject to indemnification under this Agreement.

(f) The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Losses, or other remedy based on any such representation, warranty, covenant or agreement.

(g) The right to indemnification, payment of any Losses or other remedy based on any representation, warranty, covenant or agreement set forth in this Agreement will not be affected by any investigation conducted, or any knowledge or information acquired (or capable of being acquired) (whether such knowledge or information was obtained through the Indemnified Party’s own investigation or through disclosure by another Party or Person), in each case, at any time, whether before or after the Closing, with respect to any representation, warranty, covenant or agreement in this Agreement.

(h) In no event shall the Seller be liable to any Buyer Indemnitee for any punitive or exemplary damages in connection with any claim for indemnification pursuant to this Article VI, except to the extent such damages are recovered by a third party against any Buyer Indemnitee or such damages arise as a result of Fraud.

6.7 Exclusive Remedy. This Article VI will provide the exclusive legal remedies for any and all claims arising out of or related to this Agreement, except for claims for Losses based on Fraud. In the case of claims for Losses based on Fraud committed by or on behalf of the Seller or the Company, (a) the Liability of the Seller shall be uncapped and shall not be limited in any way by this Article VI and (b) the Buyer may proceed against the Seller for any such claims regardless of whether the Seller participated in, or had knowledge of, any such Fraud. Notwithstanding anything contained herein to the contrary, this Article VI will not affect any equitable remedy available to any Party.

ARTICLE VII

TAX MATTERS

The following provisions will govern the allocation of responsibility as between the Buyer and the Seller for certain Tax matters following the Closing:

7.1 Straddle Period. In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (a) the amount of any Taxes based on or measured by income or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any pass-through entity shall be deemed to terminate at such time) and (b) the amount of other Taxes for a Straddle Period which relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

7.2 Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any Tax Contest. Such cooperation shall include the retention and (upon any other Party’s request) the provision of records and information reasonably relevant to any Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Company or the Seller relating to any Taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Tax authority.

7.3 Tax Contests. The Buyer shall promptly forward or shall cause to be promptly forwarded to the Seller all written notifications and other communications from any Governmental Body relating to any Tax liability of the Company with respect to a Pre-Closing Tax Period. Any audit, examination, judicial or administrative proceeding with respect to Taxes or any Tax Return of the Company by any Governmental Body (each, a “Tax Contest”), including contesting, resolving and defending against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes or Tax Returns of the Company shall (i) to the extent relating solely to taxable periods ending on or before the Closing Date, be controlled by the Seller and (ii) to the extent relating to Pre-Closing Tax Periods and not described in clause (i) above, be controlled by the Buyer; provided, however, that the controlling Party shall provide to the non-controlling Party reasonable participation rights with respect to any such Tax Contest for any Pre-Closing Tax Period. With respect to any such Tax Contest for any Pre-Closing Tax Period, the controlling Party shall: (a) keep the non-controlling Party reasonably informed with respect to the status of such Tax Contest; (b) provide copies of any written correspondence or other submissions received from, or to be provided to, a Governmental Body with respect to such Tax Contest to the non-controlling Party; and (c) not enter into any settlement of, or otherwise compromise, any such Tax Contest without the prior written consent of the non-controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of any conflict between the provisions of Article VI and this Section 7.33, this Section 7.3 shall control.

7.4 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Transactions shall be paid fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer when due. The Seller shall prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Buyer shall join in the execution of any such Tax Returns and other documentation.

7.5 Tax-Sharing Agreements. All Tax allocation, sharing, indemnity, reimbursement or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, neither the Buyer nor the Company shall be bound thereby or have any Liability thereunder.

ARTICLE VIII

MISCELLANEOUS

8.1 No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party pursuant to Article VI.

8.2 Entire Agreement. This Agreement (together with the Disclosure Schedules, Schedules, Annexes, and Exhibits attached hereto) and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior and contemporaneous agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent, confidentiality agreement or similar agreement).

8.3 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. The Seller may not assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of its rights, interests or obligations in this Agreement without the prior written approval of the Buyer; provided, that, in the event of a sale of all or substantially all of the assets of the Seller or its direct or indirect parent entity (or any other sale of all or substantially all of the business or equity of the Seller or its direct or indirect parent entity in which the Seller is not a surviving entity), then the Seller will cause the proposed assignee or transferee of assets or the proposed successor entity in such sale to assume the obligations of the Seller hereunder and the Seller shall deliver to the Buyer a duly executed and enforceable written instrument, in form and substance reasonably satisfactory to the Buyer, pursuant to which such proposed assignee or transferee or such proposed successor entity agrees to become bound by and party hereto and subject to the obligations herein as though an original party hereto and shall be deemed to be the Seller for the purposes of being bound hereby; provided, further, that no such assignment or transfer shall relieve the Seller of its obligations hereunder. The Buyer may assign any or all of its rights or interests, or delegate any or all of its obligations, in this Agreement to (a) any successor to the Buyer, any successor to the Company or any acquirer of a material portion of the businesses or assets of the Buyer or the Company, (b) one or more of the Buyer’s Affiliates or (c) any lender to the Buyer, the Company or any of their respective Affiliates as security for obligations to such lender; provided, that no such assignment shall relieve the Buyer of its obligations hereunder without the consent of the Seller.

8.4 Counterparts. This Agreement may be executed by the Parties in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

8.5 Notices. Any notice or other communication pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the following: (a) three Business Days after such notice or other communication is sent by registered U.S. mail, return receipt requested; (b) one Business Day after delivery of such notice or other communication into the custody and control of a nationally or internationally recognized overnight courier service for next day delivery; (c) the date of delivery if such notice or other communication is sent by e-mail during normal business hours of the recipient (and otherwise, the next Business Day); (d) the date of delivery if such notice or other communication is delivered in person; or (e) the date such notice or other communication is received; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties in accordance with this Section 8.5):

If to the Seller:

FiscalNote, Inc.

1201 Pennsylvania Avenue NW

Washington, DC 20004

Attention: Todd M. Aman

Email: [***]

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

1750 Tysons Boulevard, Suite 1000

McLean, Virginia 22102

Attention: Scott Meza; Jason Simon

Email: [***]

If to the Buyer:

Exec Connect Intermediate LLC

c/o Falfurrias Management Partners LP

[***]

Attention: W. Edwin McMahan, Jr.; M. John Jordan

Email: [***]

with a simultaneous copy (which shall not constitute notice) to:

K&L Gates LLP

300 South Tryon Street, Suite 1000

Charlotte, NC 28202

Attention: John Blair; Mary Scott Kennedy

Email: [***]

8.6 Jurisdiction; Service of Process. EXCEPT FOR DISPUTES COVERED BY SECTION 1.4 OR SECTION 1.6 (WHICH WILL BE RESOLVED IN ACCORDANCE WITH THE TERMS OF SUCH SECTION), ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT (UNLESS OTHERWISE STATED THEREIN) OR ANY TRANSACTION WILL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY OF THE STATE OF DELAWARE; PROVIDED, THAT, IF THE DELAWARE COURT OF CHANCERY OF THE STATE OF DELAWARE DOES NOT HAVE JURISDICTION, ANY SUCH PROCEEDING WILL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OR THE SUPERIOR COURT OF THE STATE OF DELAWARE (COMPLEX COMMERCIAL LITIGATION DIVISION). EACH PARTY (A) CONSENTS TO THE PERSONAL JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT (UNLESS OTHERWISE STATED THEREIN) OR ANY TRANSACTION, (B) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN SUCH COURTS, (C) EXPRESSLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT (UNLESS OTHERWISE STATED THEREIN) OR ANY TRANSACTION, AND (D) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT IN ANY OTHER COURT OR FORUM. PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.

8.7 Governing Law. This Agreement and all other Transaction Documents (unless otherwise stated herein) will be governed by the Laws of the State of Delaware without giving effect to any choice or conflict of law principles of any jurisdiction.

8.8 Amendments and Waivers. No amendment, supplement or other modification of any provision of this Agreement will be valid unless it is in writing and signed by the Buyer and the Seller. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party. The failure of any Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

8.9 Severability. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.10 Expenses. Except as otherwise provided in this Agreement, the Company will be responsible for all fees and expenses incurred by the Buyer, any of its Affiliates and any of their respective Representatives, in each case, in connection with the preparation, negotiation, execution and performance of the Transaction Documents and the consummation of the Transactions. The Seller will be responsible for all fees and expenses incurred by the Company, the Seller, any of their respective Affiliates or any of their respective Representatives, in each case, in connection with the preparation, negotiation, execution and performance of the Transaction Documents and the consummation of the Transactions, including the Transaction Expenses.

8.11 Construction. The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. The Disclosure Schedules, Schedules, Annexes and Exhibits attached to this Agreement are incorporated herein by reference. Unless the context requires otherwise, references herein (a) to any Article, Section, Disclosure Schedule, Schedule, Annex or Exhibit means such Articles or Section of, or such Disclosure Schedule, Schedule, Annex or Exhibit attached to, this Agreement, (b) to any Law means such Law as amended from time to time and including any successor provisions thereto and all rules and regulations promulgated thereunder and (c) to any agreement, instrument or other document means such agreement, instrument or other document as amended, restated, supplemented or otherwise modified from time to time in accordance therewith and, as applicable, herewith. For purposes of this Agreement, (i) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation,” (ii) the word “or” is disjunctive but not necessarily exclusive, (iii) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole and (iv) each reference to “ordinary course of business” will be deemed to mean “ordinary course of business consistent with past practice”. This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP. All words in this Agreement will be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day. The phrases “delivered to the Buyer” or “made available to the Buyer” or phrases of similar import or effect used in this Agreement mean, with respect to each subject document, that a true, correct and complete copy of such subject document was posted in the electronic data room for Project Bella hosted by DFS Venue at least three Business Days prior to the Closing Date and not thereafter removed.

8.12 Specific Performance. Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law.

8.13 Release. Effective immediately at the Closing, the Seller, on behalf of itself and the other Seller Releasors, hereby forever releases, acquits and discharges, to the fullest extent permitted by applicable Law, the Buyer Indemnitees of and from and against any and all Losses of every kind, nature and description whatsoever, whether a known or unknown Liability, legal or equitable in nature, which the Seller Releasors ever had, now have or may in the future have against the Company on or by reason of any fact, event, occurrence, matter, cause or thing whatsoever arising on or prior to the Closing Date and agree not to assert any claim against the Buyer Indemnitees in respect thereof, in each such case to the extent relating to the Company; provided, that nothing contained in this Section 8.13 shall release the Company or any of their Affiliates from his, her or its respective obligations and liabilities under this Agreement or any other Transaction Document (including the Transition Services Agreement) or constitute a waiver of any claims that the Seller may bring or have for indemnification from the Buyer under Article VI.

8.14 No Recourse. The Seller hereby acknowledges and agrees that (a) this Agreement may only be enforced against, and any Proceeding arising out of the Transactions (whether for breach of contract, tort, fraud or otherwise) may only be made against, the Buyer and (b) no Non-Recourse Party shall have any Liability (whether for breach of contract, tort, fraud or otherwise) relating to this Agreement or the Transactions, where by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law. The Seller hereby covenants and agrees that such Person shall not, and shall cause its Affiliate and Representatives to not, directly or indirectly institute any Proceeding arising under, or in connection with, this Agreement or the Transactions against a Non-Recourse Party.

8.15 Time is of the Essence. Time is of the essence with respect to all time periods and dates set forth herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Closing Date.

Buyer:

EXEC CONNECT INTERMEDIATE LLC

By:	/s/ M. John Jordan
Name:	M. John Jordan
Title:	Assistant Treasurer

[Signature Page to Equity Purchase Agreement]

Company:

FISCALNOTE BOARDS LLC

By:	FiscalNote, Inc., its sole manager

By:	/s/Timothy Hwang
Name:	Timothy Hwang
Title:	President & Chief Executive Officer

Seller:

FISCALNOTE, INC.

By:	/s/Timothy Hwang
Name:	Timothy Hwang
Title:	President & Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

ANNEX A

Definitions

“2023 Financial Statements” is defined in Section 3.4(a).

“Accounting Methodology” means GAAP and, to the extent consistent with GAAP, the accounting principles, methods and practices that were used in preparation of the 2023 Financial Statements.

“Adjustment Escrow Amount” means $500,000.

“Adjustment Escrow Funds” means the funds held by the Escrow Agent in an escrow account opened to hold the Adjustment Escrow Amount as of the applicable date of determination.

“Affiliate” means, with respect to a specified Person, (a) any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person and (b) any Person that is a director, manager, officer, executor, trustee or fiduciary (or their equivalents) of the specified Person or of a Person that controls the specified Person. The term “control” means (i) the possession, directly or indirectly, of the power to vote 10% or more of the Equity of a Person having ordinary voting power, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise. In the case of a Person who is an individual, any member of the Family of such individual shall be deemed to be an Affiliate thereof.

“Agreement” is defined in the opening paragraph.

“Allocation Methodology” is defined in Section 1.7.

“Anti-Corruption Laws” means all Laws relating to the prevention of corruption and bribery including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other applicable “anti-corruption” or “anti-bribery” or “anti-money laundering” Laws of any other jurisdiction.

“Assets” is defined in Section 3.7.

“Base Amount” is defined in Section 1.2(a).

“Board Community” means each membership-based, peer-to-peer community created by the Company, the Seller or any of their Affiliates in connection with the Business, including Data Privacy Board, DEI Board, Employee Experience Board, Enterprise Data Strategy Board, ESG & CSR Board, SocialMedia.org, SocialMedia.org Health and Talent Marketing Board.

“Business” means (a) the development, creation, implementation, marketing, hosting and facilitating of peer-to-peer community platforms (including in-person events, community calls, board discussions and board meetings) for any Person conducted by the Company, the Seller and any of their respective Affiliates prior to or as of the Closing, (b) the business known as “Board.org” conducted by the Company, the Seller or any of their respective Affiliates prior to or as of the Closing, and (c) any other business in which the Company is engaged, has engaged or has taken substantial steps to engage, prior to or as of the Closing.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in Charlotte, North Carolina.

“Buyer” is defined in the opening paragraph.

“Buyer Indemnitees” means each of the Buyer and its directors, officers and employees, the Company and their respective Affiliates (other than the Seller), its and their former, current or future equityholders and, in each case, their respective Representatives (other than the Seller), any Person claiming through any of them, and each of their respective successors and permitted assigns.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended, and any administrative or other guidance published with respect thereto by any Governmental Body (including IRS Notices 2020-22 and 2020-65).

“Cash” means the aggregate amount of the Company’s cash and cash equivalents, calculated as of the Measurement Time and in accordance with GAAP, which shall be calculated (a) to include the amount of third party checks and electronic funds transfers deposited in the Company’s accounts but not cleared as of the Measurement Time and (b) to deduct (i) the amount of all outstanding checks and electronic funds transfers issued by the Company to third parties as of the Measurement Time that have not yet cleared and (ii) Restricted Cash. Furthermore, Cash will be reduced by the aggregate amount, if any, of cash (x) distributed by the Company to the Seller or (y) used by the Company to pay Indebtedness or Transaction Expenses, in each case, after the Measurement Time and prior to the Closing.

“Closing” is defined in Section 1.3.

“Closing Date” is defined in the opening paragraph.

“Closing Purchase Price” is defined in Section 1.2(a).

“Closing Statement” is defined in Section 1.4(a).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code § 4980B.

“Code” means the Internal Revenue Code of 1986.

“Company” is defined in the opening paragraph. For the avoidance of doubt, the “Company” shall include any predecessor of the Company.

“Company Data” means the copies of all data within the possession or control of the Company or its subcontractors or vendors, whether provided by the Company or any other Person.

“Company Intellectual Property” is defined in Section 3.12(d).

“Company Interests” is defined in the opening paragraph.

“Company-Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Company Software” is defined in Section 3.12(c).

“Company Systems” is defined in Section 3.12(h).

“Confidential Information” means confidential and proprietary information concerning the business or affairs of the Company, including information relating to customers, clients, suppliers, vendors, subscribers, distributors, investors, lenders, consultants, independent contractors or employees, price lists and pricing policies, financial statements and information, budgets and projections, business plans, production costs, market research, marketing, sales and distribution strategies, manufacturing techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, Trade Secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the business or affairs of the Company, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Company containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by the Company. For the avoidance of doubt, “Confidential Information” shall include the terms of this Agreement and the other Transaction Documents.

“Consent” means any consent, approval, authorization, notice, permission or waiver.

“Content” means the textual, visual or other content developed, created, marketed, transmitted or distributed as part of the business of the Company.

“Contract” means any contract, obligation, understanding, arrangement, commitment, lease, license, purchase order, terms and conditions, insertion order, statement of work, or other agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.

“CopyLeft License” means any license that requires, as a condition of use, that any Software or content subject to such license that is distributed or modified (or any other Software or content incorporated into, derived from, used, or distributed with any such Software or content): (a) in the case of Software, be made available to any third party recipient in a form other than binary form (e.g., in source code form), (b) be made available to any third party recipient under terms that allow preparation of derivative works, (c) in the case of Software, be made available to any third party recipient under terms that allow Software or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent any contrary restriction would be unenforceable under Law), or (d) be made available to any third party recipient at no license fee. For the avoidance of doubt, “Copyleft Licenses” include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Credit Agreement” means that certain Credit Agreement, dated as of March 11, 2024, by and among the Buyer, the Company, the other Loan Parties (as defined therein) parties party thereto from time to time, the Persons party thereto from time to time as lenders (the “Senior Lenders”) and Maranon Capital, L.P., as “Administrative Agent” (in such capacity, the “Senior Agent”) for the Senior Lenders (as defined therein), as the same may be amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time.

“Direct Claim” is defined in Section 6.6(c).

“Direct Claim Notice” is defined in Section 6.6(c).

“Disclosure Schedules” means the series of schedules corresponding to the sections contained in Article II and Article III and containing the information disclosed pursuant to, and certain exceptions to, the representations and warranties in such Articles, which are delivered by the Seller concurrently with the execution and delivery of this Agreement and incorporated herein.

“Dispute” is defined in Section 1.4(c).

“Dispute Notice” is defined in Section 1.4(c).

“Dispute Period” is defined Section 1.4(c).

“Earnout Dispute” is defined in Section 1.6(b).

“Earnout Dispute Notice” is defined in Section 1.6(b).

“Earnout Dispute Period” is defined Section 1.6(b).

“Earnout Payment” is defined in Section 1.6(a).

“Earnout Period” means the period beginning on January 1, 2024 and ending on December 31, 2024.

“Earnout Statement” is defined in Section 1.6(a).

“Employee Benefit Plan” means: (a) any qualified or nonqualified Employee Pension Benefit Plan (including any Multiemployer Plan), (b) any Employee Welfare Benefit Plan, (c) any other “employee benefit plan” as defined in ERISA § 3(3) and (d) any equity-based, phantom equity, equity appreciation rights, option or similar plan or arrangement or retirement, deferred compensation, gratuity, leave encashment, fringe benefit, change in control, flexible spending account, paid time off, disability leave, retention, sabbatical, education reimbursement, employment, independent contractor severance, bonus, profit-sharing, incentive, payroll practice or employee benefit plan, policy, program, agreement or arrangement, in each case, whether or not subject to ERISA, whether written or unwritten, which is or has been established, maintained, sponsored, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former directors, managers, consultants, executives, officers, employees or independent contractors of the Company or any ERISA Affiliate or any spouse or dependent of such individual, or under which the Company or any ERISA Affiliate has or may have any Liability, contingent or otherwise.

“Employees” means each current or former employee of the Seller, the Company or any of their Affiliates who (i) provides (or provided) all or substantially all of their services to the Business, including employees engaged through a professional employer organization and employee on temporary leaves of absence, including family or medical leave, military leave, disability leave or sick leave or (ii) is set forth on Schedule 3.17(a).

“Employee Lease Agreement” means the Employee Lease Agreement, dated on or about the Closing Date, between the Company and the Seller.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

“Employment Agreements” means the Employment Agreements, dated on or about the Closing Date, between the Company and each of Krystal Putman-Garcia, Cale Johnson, Ryan Ronayne, Katrina Tofflemire and Brian Wilkins.

“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Exceptions” means any applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or similar Laws now or hereafter in effect affecting the enforceability of creditors’ rights generally.

“Environmental Law” means any Law relating to the regulation or protection of the environment, occupational health and safety, or to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Equity” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents of such Person’s capital stock, partnership interests, membership interests, limited liability company interests or other equivalent equity or ownership interests and any rights, warrants or options exchangeable or exercisable for or convertible into such capital stock or other equity or ownership interests (whether embedded in other securities or not).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) which is (or at any relevant time was) treated as a single employer with the Company for purposes of Code § 414 or Section 4001(b)(1) of ERISA, including the Seller.

“Escrow Agent” means Truist Bank, a North Carolina banking corporation.

“Escrow Agreement” means the Escrow Agreement, dated on or about the Closing Date, among the Buyer, the Seller and the Escrow Agent.

“Escrow Amount” means (a) the Adjustment Escrow Amount, plus (b) the Indemnity Escrow Amount.

“Estimated Cash” is defined in Section 1.2(b).

“Estimated Closing Purchase Price” is defined in Section 1.2(c).

“Estimated Indebtedness” is defined in Section 1.2(b).

“Estimated Transaction Expenses” is defined in Section 1.2(b).

“Estimated Working Capital” is defined in Section 1.2(b).

“Excess Aged Accounts Receivable” means, as of the Measurement Time, any accounts receivable of the Company to the extent that they are aged 90 days or over past due based on such receivable’s applicable due date as reflected on the Company’s invoice or, if there is no invoice, the Company’s books and records.

“Family” means, with respect to any Person who is an individual, (a) any spouse and former spouse of such individual, (b) any other individual who is related to such individual or such individual’s spouse or former spouse within the third degree, (c) any other individual who resides with such individual, and (d) any trust, limited liability company or other estate planning vehicle or entity created for the benefit of any of the foregoing.

“Financial Statements” is defined in Section 3.4(a).

“Former Leased Real Property” means the real property and interests therein formerly leased, subleased or otherwise occupied or used by the Company, together with all easements and other rights appurtenant thereto and all buildings, structures and facilities located thereon.

“Fraud” means, with respect to any Person, a false representation by such Person in this Agreement constituting fraud under Delaware common law, i.e., a misrepresentation: (i) with knowledge that such representation is false, (ii) with an intention to induce another Person to act or refrain from acting in reliance upon it, (iii) causing such other Person, in reliance upon such false representation, to take or refrain from taking action (including entry into this Agreement) and (iv) causing such other Person to suffer damage by reason of such reliance; provided, however, notwithstanding Delaware common law or otherwise, “Fraud” shall not include any type of constructive or equitable fraud.

“Fundamental Representations” means the representations and warranties contained in Article II and Section 3.1 (Organization, Qualification and Authority), Section 3.2 (Capitalization), Section 3.3 (No Conflicts), Section 3.7(a) (Title to Assets), Section 3.14 (Tax) and Section 3.22 (No Brokers’ Fees).

“Funded Indebtedness” means Indebtedness of the types described in clauses (a)-(e), clauses (i)-(j) and clauses (s)-(v) of the definition thereof.

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants as in effect on the applicable date of determination, consistently applied.

“Governmental Body” means any (a) federal, state, local, municipal, foreign, national or supranational government or quasi-governmental authority, (b) regulatory or administrative authority or (c) department, agency, subdivision, court or other tribunal of any of the foregoing.

“Hazardous Substance” means any waste, chemical substance, pollutant, contaminant, toxic substance or hazardous substance or hazardous waste regulated by, or for which liability or standards of care are imposed by, any Environmental Law, including petroleum, including crude oil or any fraction thereof, any radioactive material, polychlorinated biphenyls, urea formaldehyde materials, asbestos in any form or condition, and per- and policyfluroalkyl substances (PFAS).

“Holdings” means FCP-Connect Holdings LLC, a Delaware limited liability company and indirect parent company of the Buyer.

“Indebtedness” means (without duplication and to the extent not included in Working Capital or Transaction Expenses (in each case, as finally determined)), with respect to the Company, the sum of the following items, determined in accordance with GAAP and calculated as of the Measurement Time: (a) obligations of the Company for borrowed money, loans or advances including principal and accrued but unpaid interest; (b) obligations of the Company evidenced by bonds, notes, debentures, mortgages or other similar debt securities or instruments; (c) obligations of the Company for leases that should be capitalized in accordance with GAAP (excluding the effects of Accounting Standard Committee (ASC) 842 for operating leases); (d) indebtedness or other obligations of any Persons guaranteed by the Company or similar contingent obligations such as take or pay or keep well agreements; (e) reimbursement obligations of the Company relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (f) obligations of the Company for the deferred purchase price of goods or services, except for trade accounts payable incurred in the ordinary course of business and included in the final determination of Working Capital; (g) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (f) of any other Person secured by any Proceeding on any assets of the Company, even though the Company has not assumed or otherwise become liable for the payment thereof; (h) any contingency payments, earn-outs, seller notes or other contingent or deferred purchase price obligation of the Company, including in connection with the Company’s acquisition of any operating business or division thereof, whether by merger, equity purchase, asset purchase or otherwise, in each case, (i) excluding ordinary course arrangements for products or services and (ii) calculated as to the maximum amount payable or that may become payable thereunder; (i) any payment obligation in respect of interest under any existing interest rate, currency swap or other hedging agreement or arrangement of the Company; (j) any obligations owed to Seller, including any amounts payable to current or former direct or indirect equityholders of the Company (including unpaid dividends or distributions declared or payable by the Company); (k) the cost to deliver any deferred revenue or customer deposits of the Company that is included in “cash” on the Company’s balance sheet, calculated using the Company’s gross margin of 76.9%; (l) any obligations of the Company in respect of any unpaid bonuses or commissions payable to any Employee or Independent Contractor for all or any portion of fiscal year 2024 or any prior fiscal year, in each case, whether paid at or after the Closing and together with the employer portion of any payroll, social security, unemployment or similar Taxes related thereto and the employer portion of any additional contributions or accruals under any Employee Benefit Plan or other Contract resulting from such payments (in the case of any 401(k) plan, limited to the lower of (1) the 401(k) match in place for each individual as of the Closing Date or (2) the actual 401(k) match for each individual on the date of payment); (m) any repayment obligations of the Company related to unapplied cash of the Company; (n) any obligations of the Company for deferred compensation, unused paid leave, post-retirement welfare benefits, unfunded or underfunded “employee benefit plans” as defined in ERISA § 3(3) (including any pension or retirement health plan or programs) and severance obligations and similar Liabilities arising prior to the Closing, together with the employer portion of any payroll, social security, unemployment or similar Taxes related thereto and the employer portion of any additional contributions or accruals under any Employee Benefit Plan or other Contract resulting from such payments (in the case of any 401(k) plan, limited to the lower of (1) the 401(k) match in place for each individual as of the Closing Date or (2) the actual 401(k) match for each individual on the date of payment); (o) any repayment obligations (including any related fines, penalties and attorneys’ fees) with respect to any PPP Loan (or any other loans received pursuant to the CARES Act or any other stimulus program effected by any Governmental Body in connection with COVID-19), including any such obligation following an audit by the SBA or the relevant Governmental Body; (p) an amount equal to $100,000 in respect of meetings and travel; (q) an amount equal to $62,000 in respect of transitioning technology; (r) any rent amounts or other costs and expenses payable by the Company under the Sublease Agreement (as defined in the Disclosure Schedules) from the Closing Date through the expiration of the Sublease Agreement; (s) any obligations of the Company created or arising under any conditional sale or other title retention agreement; (t) any obligations of the Company secured by an Encumbrance on any of the assets or properties of the Company; (u) any obligations of the Company under any credit cards to the extent not included in working capital; and (v) any prepayment premiums and penalties relating to any of the foregoing Indebtedness and other amounts with respect to any such Indebtedness becoming due and/or being terminated as a result of the consummation of the Transactions. For the avoidance of doubt, Indebtedness shall not include any amounts included as current liabilities in the calculation of Working Capital.

“Indemnified Party” means, as applicable, the Buyer Indemnitees or the Seller Indemnitees.

“Indemnified Taxes” means (i) any and all Taxes (or the non-payment thereof) of the Company for all Pre-Closing Tax Periods, (ii) any and all Taxes of any Person imposed on the Buyer or the Company as a transferee or successor, pursuant to any Law, or as a result of any express obligation to indemnify or otherwise assume or succeed to the Liability of any other Person, which Taxes relate to a Pre-Closing Tax Period and (iii) provided that the Buyer files its Tax Returns in a manner consistent with the provisions of this Agreement, any and all Taxes imposed on the Buyer or the Company as a result of a “determination” within the meaning of Code §1313(a) or similar provision of other applicable Law contrary to the Intended Tax Treatment.

“Indemnifying Party” means the Seller, pursuant to Section 6.1, or the Buyer pursuant to Section 6.2, as the case may be.

“Indemnity Escrow Amount” means $285,000.

“Indemnity Escrow Funds” means the funds held by the Escrow Agent in an escrow account opened to hold the Indemnity Escrow Amount as of the applicable date of determination.

“Independent Contractor” means any Person, other than an Employee, who is currently or was previously engaged by the Seller, the Company or any of their Affiliates to provide services to the Business pursuant to any Contract (whether written or otherwise), including any freelancer, consultant, advisory board member, staffing agency or independent contractor agent and any of their employees or sub-contractors.

“Insurance Policies” means any insurance policy maintained by the Company, the Seller or any of its Affiliates as to which the Company is a party, a named insured, covered or otherwise has rights or is a beneficiary of coverage.

“Intellectual Property” means (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions, renewals, restorations and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, company names, doing business as names and fictitious names, slogans, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations and renewals in connection therewith; (c) copyrightable works, works of authorship, whether or not copyrightable, copyrights (registered and unregistered), and applications, registrations and renewals in connection therewith;; (d) Trade Secrets; (f) Software; (g) Content; (h) rights and interests in and to any websites, any content or copyrightable materials or files associated with any such websites, domain names, social media handles, social media accounts, URLs and similar items; (i) other proprietary rights; (j) copies and tangible embodiments and expressions (in whatever form or medium), all improvements and modifications and derivative works of any of the foregoing; and (k) all rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Intellectual Property License” is defined in Section 3.12(a).

“Intended Tax Treatment” is defined in Section 1.7.

“Interim Date” means January 31, 2024.

“Interim Financial Statements” is defined in Section 3.4(a).

“Interim Period” means the period from January 1, 2024 through the Interim Date.

“IP Assignment Agreement” means the IP Assignment Agreement, effectively immediately prior to the Closing, between the Seller and the Company.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means computer systems, hardware, servers, databases, Software, networks, telecommunications systems and related infrastructure, owned or used by the Company.

“Key Customers” is defined in Section 3.19.

“Key Vendors” is defined in Section 3.19.

“Knowledge” means (a) actual knowledge or (b) knowledge that would be reasonably expected to be obtained after reasonable inquiry appropriate for the individual’s title and position with the Company or the Seller, as applicable. The Seller or the Company will be deemed to have Knowledge of a matter if any of Krystal Putman-Garcia, Cale Johnson, Ryan Ronayne, Jon Slabaugh, Sarah Key, Paul Donnell, Todd Aman, Katrina Tofflemire or Brian Wilkins has, or at any time had, Knowledge of such matter.

“Law” means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, code, regulatory or administrative guidance, Order, constitution, treaty, principle of common law, judgment, decree or other requirement or other restriction of any Governmental Body and any industry standards and self-regulatory guidelines and principles.

“Lease” is defined in Section 3.9(a).

“Leased Real Property” is defined in Section 3.9(a).

“Liability” means any liability, debt, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Licensed Intellectual Property” is defined in Section 3.12(a).

“Lookback Date” means January 1, 2021.

“Losses” means all losses, claims, demands, Orders, damages, penalties, fines, interests, assessments, deficiencies, costs, settlement payments, Liabilities, Taxes, Encumbrances, expenses or fees (including court costs and legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of any claims, other than any such costs, fees and expenses arising out of a Direct Claim in which the Indemnifying Party is the prevailing party as finally determined by a court of competent jurisdiction) of every kind and description that are incurred or suffered by, or imposed on, any Person.

“Material Contract” is defined in Section 3.11(a).

“Measurement Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“Non-Recourse Party” means any of the Buyer’s direct or indirect former, current and future equityholders, controlling persons, members, general or limited partners, managers, directors, officers, agents, debt holders, Representatives, Affiliates or assignees.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative, or any Creative Commons License. For the avoidance of doubt, “Open Source Licenses” include Copyleft Licenses.

“Open Source Materials” means any Software or content subject to an Open Source License, coding and other materials that are distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL) and an Apache License).

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Organizational Documents” means (a) any certificate or articles of incorporation, organization or formation and bylaws or limited liability company, operating or stockholders agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“OSS Triggering Manner” means use of Open Source Materials in a manner that grants, or purports to grant, to any third party, any rights or immunities under the Company Intellectual Property, including requiring that any (a) source code of the Company Software be disclosed or distributed, (b) Company Intellectual Property or Company Software be licensed for any purpose, including for the purpose of making derivative works, or (c) Company Intellectual Property or Company Software be redistributable at no charge.

“Parent” means FiscalNote Holdings, Inc., a Delaware corporation.

“Party” means the Buyer, the Company and the Seller.

“PCI-DSS” means all applicable portions of the set of comprehensive requirements for enhancing payment account data security developed by the founding payment brands of the PCI Security Standards Counsel (i.e., the Payment Card Industry Data Security Standards), as amended from time to time.

“Permit” means any approval, permit, license or Consent issued by any Governmental Body or pursuant to any Law.

“Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the ordinary course of business securing obligations that are not yet due and payable, in each case, to the extent such obligations are expressly included in the calculation of Working Capital, (b) any statutory lien for Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP and (c) any recorded easement, covenant, zoning or other restriction on the Leased Real Property that, together with all other Permitted Encumbrances, does not prohibit or impair the current use, occupancy, value or marketability of title of the property subject thereto.

“Person” means any individual, corporation, limited liability company, partnership, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.

“Personal Information” means all information that is defined as “personal information,” “personal data,” “personally identifiable information,” “non-public information,” “protected health information” or any similar term under applicable Privacy Laws, including, as applicable, names, addresses, telephone numbers, email addresses, financial information, financial account numbers, personal health information, drivers’ license numbers and government-issued identification numbers, precise geolocation information, Internet Protocol addresses, device identifiers or other persistent identifiers and other such information that identifies, can be used to identify or is otherwise associated with an individual.

“PPP Loan” means any loan or other Indebtedness received by the Company pursuant to the Paycheck Protection Program under the CARES Act.

“Pre-Closing Tax Period” means (i) any Taxable period ending on or before the Closing Date and (ii) the portion of any Straddle Period ending on or including the Closing Date, determined in accordance with Section 7.1.

“Privacy Laws” means all applicable Laws, Orders, guidance issuance by any Governmental Body concerning privacy, security or Processing of Personal Information and contractual and fiduciary obligations related to data privacy, biometric data, data protection, data security or marketing, including the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (“General Data Protection Regulation”) (applicable as of 25 May 2018), as amended, including any nation’s implementing legislation and the equivalent laws of Switzerland and the E-Privacy Directive (i.e., Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002, and as amended in 2009, including any nation’s implementing legislation), the California Consumer Privacy Act of 2018 (“CCPA”), the Texas Capture or Use of Biometric Identifier Act (“CUBI”), the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act and all other similar international, federal, state, provincial and local Laws in all applicable jurisdictions, as enforced by regulatory authorities such as the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and applicable European Union and EU member state data protection authorities.

“Privacy Policy” means any past or current published privacy policy of the Company applicable to Processing Personal Information.

“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, opposition, interference, inquiry, hearing, audit, examination, investigation, arbitration, mediation or other legal proceeding (in each case, whether civil, criminal, administrative, investigative or informal, public or private) commenced, conducted, heard or pending by or before, or otherwise involving, any Governmental Body, arbitrator or mediator.

“Process” means any operation or set of operations which is performed upon information, whether or not by automatic means, such as analysis, collection, recording, organization, storage, adaptation or alteration, retrieval, monitoring, maintenance, retention, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure, disposal or destruction.

“Purchase Price” is defined in Section 1.2(a).

“Purchase Price Components” is defined in Section 1.4(a).

“R&W Policy” means the representations and warranties buy-side insurance policy obtained by the Buyer in connection with the Transactions and attached hereto as Annex D.

“Registered Intellectual Property” is defined in Section 3.12(a).

“Representative” means, with respect to a particular Person, any director, manager, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Resolution Accountant” is defined in Section 1.4(d).

“Restricted Cash” means all cash and cash equivalents of the Company (a) not freely usable because it is subject to restrictions or limitations on use or distribution by the Company by any Law, Tax or Contract, (b) consisting of cash collateral supporting performance or surety bonds issued for the account of the Company or undrawn direct pay letters of credit and bankers’ acceptances or standby letters of credit, (c) otherwise restricted from use, as determined in accordance with GAAP or (d) located outside of the United States.

“Restrictive Covenant Agreement” means the Restrictive Covenant Agreement, dated on or about the Closing Date, between the Buyer, the Seller and the Parent.

“Revenue” means, with respect to any period, an amount equal to the revenue recognized by the Company for such period, net of any allowances, discounts, refunds or similar deductions in respect of such revenue, and calculated in accordance with the Accounting Methodology.

“Sanctioned Country” means a country or territory that is subject or target of comprehensive Sanctions (currently, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means: (i) any Person listed on any applicable Sanctions-related list of designated, restricted, or blocked persons, including any such lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (and including any Person who appears on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List); (ii) any national of a Sanctioned Country; or (iii) any entity that is, in the aggregate, 50% or greater owned directly or indirectly, or otherwise controlled by a person or persons described in clause (i) of this definition.

“Sanctions” means all applicable economic or financial sanctions and trade embargoes of any Governmental Body with jurisdiction over the Company.

“Securities Act” means the Securities Act of 1933.

“Security Incident” is defined in Section 3.13(b).

“Seller” is defined in the opening paragraph.

“Seller Indemnitees” means each of the Seller and its directors, officers and employees, the Seller Related Parties (not including the Company) and their respective Affiliates, its and their former, current or future equityholders and, in each case, their respective Representatives, any Person claiming through any of them, and each of their respective successors and permitted assigns.

“Seller Related Party” means (a) the Seller, (b) any Affiliate of the Seller or the Company, (c) any director, manager, officer or equityholder of the Company or the Seller, (d) any member of the Family of the Seller or any Person described in the foregoing clause (c) or (e) any Affiliate of any Person described in the foregoing clauses (c) or (d).

“Seller Releasors” means the Seller, on behalf of itself, its successors, heirs and permitted assigns, their respective equityholders, Affiliates and Representatives (including Representatives of such Affiliates), the Seller Related Parties and each of their respective successors, heirs and permitted assigns.

“Senior Debt” means “Obligations” under and as defined in the Credit Agreement.

“Settlement Offer” is defined in Section 1.4(d).

“Shared Contract” means any Contract to which the Company, the Seller or any of their Affiliates is a party that includes terms and conditions that relate to the business of the Company and terms and conditions that relate to the business of the Seller or any of its Affiliates.

“Software” means any (a) computer programs, including any software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Straddle Period” is defined in Section 7.1.

“Subsidiary” means any Person with respect to which the Company collectively owns, directly or indirectly, at least 10% of the Equity or has the power, directly or indirectly, to elect a majority of the members of the board of directors or comparable governing body or with respect to which the Company is a general partner or managing member.

“Tail Policies” is defined in Section 5.6.

“Tangible Personal Property” is defined in Section 3.8.

“Tax” means (a) any federal, state, local, municipal, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, however denominated or computed, and any escheat amounts or other amounts due in respect of unclaimed property, and in respect of each and every of the foregoing, including any interest, fee, levy or assessment, penalty, surcharge or addition thereto, and (b) Liability for the payment of any amounts of the type described in clause (a) as a transferee or successor, pursuant to any Law, or as a result of any express obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Contest” is defined in Section 7.3.

“Tax Return” means any return, declaration, report, claim for refund, or information return or other similar document or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.

“Third-Party Claim” is defined in Section 6.6(a)(i).

“Third Party Claim Notice” is defined in Section 6.6(a)(i).

“Trade Secrets” means trade secrets and confidential business information, including source code, inventions (whether patentable or not), invention disclosures, discoveries, improvements, ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, and all other documentation relating to any of the foregoing and all corresponding rights in Confidential Information and other non-public information and any rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Employment Agreements, the Restrictive Covenant Agreement, the Transition Services Agreement, the Employee Leasing Agreement, the IP Assignment Agreement and all other written agreements, documents and certificates contemplated hereby or thereby.

“Transaction Expenses” means, to the extent not paid prior to the Closing and not included in Working Capital or Indebtedness (in each case, as finally determined), the sum of all fees, costs, expenses and disbursements incurred or otherwise payable or subject to reimbursement by the Company or the Seller (to the extent the Company is responsible for the payment thereof), arising from, in connection with, incidental to or otherwise relating to (a) the negotiation, preparation, execution or consummation of the sale process, this Agreement, the other Transaction Documents and any of the Transactions, or (b) the solicitation of other potential buyers of the Company or consideration of other strategic alternatives, including: (i) any amounts related to any Transaction-related bonus, discretionary bonus, sale bonus, change in control payments, severance payments, retention payments or similar payments payable to any current or former Employee, director, officer, manager, current or former Independent Contractor or other service provider of the Company (including the payments to be made pursuant to Section 1.2(e)(i), but excluding the payments, if any, to be made pursuant to Section 1.2(e)(ii)) and any payment relating to any stock option, phantom equity or appreciation rights plan or award of the Company, in each case, whether paid at or after the Closing and together with the employer portion of any payroll, social security, unemployment or similar Taxes related thereto and the employer portion of any additional contributions or accruals under any Employee Benefit Plan or other Contract resulting from such payments (in the case of any 401(k) plan, limited to the lower of (1) the 401(k) match in place for each individual as of the Closing Date or (2) the actual 401(k) match for each individual on the date of payment), (ii) any fees costs or expenses of any investment bank, financial advisor, broker, finder, attorney, accountant or other advisor or any Affiliate or other Representative of the Company; and (iii) 100% of any fees, costs and expenses of the Tail Policies, 50% of any fees, costs and expenses of the R&W Policy, 50% of any fees, costs and expenses of the Escrow Agent pursuant to the Escrow Agreement and 50% of any Taxes and fees contemplated by Section 7.4.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transition Services Agreement” means the Transition Services Agreement, dated on or about the Closing Date, between the Company and the Seller.

“Unregistered Intellectual Property” is defined in Section 3.12(a).

“WARN” means the Workers Adjustment and Retraining Notification Act and all similar state Laws.

“Working Capital” means, with respect to the Company, the amount equal to the sum of (a) the current assets of the Company, minus (b) the sum of (i) current liabilities of the Company and (ii) the non-current deferred revenue and the non-current customer deposits included in the accounts receivable of the Company, in each case, calculated as of the Measurement Time and determined in accordance with the Accounting Methodology and the sample calculation set forth on Annex C attached hereto; provided, that Working Capital (i) shall not include, and shall be calculated without taking into account the effect of, (A) any amounts which are included in Cash, Indebtedness or Transaction Expenses (in each case, as finally determined), (B) any income Tax assets, whether current or deferred, and any income Tax liabilities, whether current or deferred, (C) any deferred revenue or customer deposits collected in cash of the Company as of the Measurement Time, (D) the amount of the security deposit posted by the Company under the Sublease Agreement or (E) any operating lease assets or liabilities on the balance sheet of the Company under Accounting Standard Committee (ASC) 842 (other than any past due payments) and (ii) shall be reduced by the amount of Excess Aged Accounts Receivable. In the event of any inconsistency between the sample calculation set forth on Annex C attached hereto and this Agreement, the sample calculation set forth on Annex C attached hereto shall control.

“Working Capital Target” means $185,920.

ANNEX B

Purchase Price Allocation Methodology

Asset Class	Allocation Methodology
Class I Assets (generally, cash and general bank deposit accounts other than CDs)	Actual amount, if any, as of the Measurement Time

Class II Assets (generally, actively traded personal property such as publicly traded securities, CDs, foreign currency)	The fair market value, if any, as of the Measurement Time

Class III Assets (generally, assets marked to market and certain debt instruments including receivables)	The net book value of such assets as of the Measurement Time reflected in the Closing Statement, as finally resolved pursuant to Section 1.5

Class IV Assets (generally, inventory)	The net book value of such assets as of the Measurement Time reflected in the Closing Statement, as finally resolved pursuant to Section 1.5

Class V Assets (generally, all assets, such as fixed assets, not included in any of the other asset classes)	The net book value of such assets on the balance sheet of the Company as of the Closing Date

Other Class VI and VII Assets (intangible assets, including goodwill and going concern value)	The remaining amount

B-1

ANNEX C

Working Capital Sample Calculation

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]

C-1

ANNEX D

R&W Insurance Policy

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]

D-1